      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 11, 2001



                                            REGISTRATION STATEMENT NO. 333-57472

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               (AMENDMENT NO. 1)
                    FLORIDA COASTLINE COMMUNITY GROUP, INC.
                 (Name of Small Business Issuer in its Charter)

    FLORIDA                            6712                             65-1020317
(State or other                 (Primary Standard                    (I.R.S. Employer
 Jurisdiction)                      Industrial                        Identification
                               Classification Code                         No.)
                                     Number)

                      8720 NORTH KENDALL DRIVE, SUITE 114
                              MIAMI, FLORIDA 33156
                                 (305) 595-2828
         (Address and Telephone Number of Principal Executive Offices)
                      8720 NORTH KENDALL DRIVE, SUITE 114
                              MIAMI, FLORIDA 33156
                                 (305) 595-2828
(Address of Principal Place of Business or Intended Principal Place of Business)
                           RICHARD J. BISCHOFF, ESQ.
                            MATTHEW W. STEVENS, ESQ.
                          BISCHOFF & ASSOCIATES, P.A.
                              THE ARAGON BUILDING
                               288 ARAGON AVENUE
                             CORAL GABLES, FL 33134
                 (305) 443-7400 PHONE (305) 443-7442 FACSIMILE
           (Name, Address, and Telephone Number of Agent for Service)
                                   Copies to:

                            BENJAMIN C. BISHOP, JR.
                              ALLEN C. EWING & CO.
                       50 NORTH LAURA STREET, SUITE 3625
                          JACKSONVILLE, FLORIDA 32202
                              (904) 354-5573 PHONE
                              (800) 766-7601 PHONE
                            (904) 354-7033 FACSIMILE

     Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
                            ------------------------
                        CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
                                                             PROPOSED             PROPOSED
                                          AMOUNT              MAXIMUM              MAXIMUM             AMOUNT OF
        TITLE OF SECURITIES                TO BE          OFFERING PRICE          AGGREGATE          REGISTRATION
         TO BE REGISTERED               REGISTERED           PER UNIT          OFFERING PRICE             FEE
---------------------------------------------------------------------------------------------------------------------
Common Stock $.01 Par Value Per
  Share............................       850,000          $10 Per Share         $8,500,000           $2,125.00*
---------------------------------------------------------------------------------------------------------------------
Total..............................       850,000               $10              $8,500,000            $2,125.00
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------



* Previously paid.


     Florida Coastline Community Group hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until Florida Coastline Community Group shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         850,000 SHARES OF COMMON STOCK


                    FLORIDA COASTLINE COMMUNITY GROUP, INC.


     Florida Coastline Community Group is conducting this initial public offering of shares of its common stock to raise capital to form Florida Coastline National Bank, a proposed national bank in Miami, Florida. We are offering a minimum of 750,000 shares and a maximum of 850,000 shares at a price of $10.00 per share. We have retained Allen C. Ewing & Co. to serve as placement agent in connection with the offering. Although the placement agent will use its best efforts to market and sell the common stock, there is no guarantee that the required minimum number of shares will be sold. The minimum subscription amount is 250 shares per investor. The maximum subscription for any investor is 50,000 shares. The Board of Directors may, in its reasonable discretion, increase the maximum subscription.



     We will deposit the subscription funds in an interest-bearing escrow account with our escrow agent until we have received subscriptions for 750,000 shares. If we do not satisfy the Offering Conditions (as defined in this prospectus) by September 30, 2001, we will terminate the offering and promptly return all subscription funds to subscribers, with any interest earned on the funds. We may, however, at our option, extend the offering until December 31, 2001, without giving notice to investors. If we satisfy the Offering Conditions, our escrow agent will release to us those funds in excess of $7,500,000. The amount of $7,500,000 will remain in escrow until the Bank opens for business.



     We reserve the right to reject all or part of any subscription for any reason. Our placement agent will receive commissions of 4% for shares sold in the Community Offering and 6% for shares sold to the general public. "Community Offering" means any offering made to (i) residents of the primary service area as described in the "Business Plan of Florida Coastline National Bank Market Area And Competition" section on page 19; or (ii) those persons and entities referred to the placement agent by the organizers/directors.



     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. WE URGE YOU TO READ CAREFULLY THE "RISK FACTORS" SECTION BEGINNING ON PAGE 5 ALONG WITH THE REST OF THIS PROSPECTUS, BEFORE YOU MAKE YOUR INVESTMENT DECISION.



                                                                           MINIMUM       MAXIMUM
                                                              PER SHARE    OFFERING     OFFERING
                                                              ---------   ----------   -----------
Price to Public.............................................   $10.00     $7,500,000   $ 8,500,000
Maximum Sales Commissions...................................   $ 0.60     $  450,000   $   510,000
Proceeds to Florida Coastline Community Group...............   $ 9.40     $7,050,000   $ 7,990,000



    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.



   THESE SECURITIES ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL
                                    AGENCY.


                              ALLEN C. EWING & CO.
                                PLACEMENT AGENT


                  The date of this prospectus is May 17, 2001.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information you should consider before investing in our common stock. To fully understand this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements.

THE COMPANY

     We formed Florida Coastline Community Group to operate as a bank holding company and as the sole shareholder of Florida Coastline National Bank, a proposed national bank. We anticipate that we will receive all necessary regulatory approvals to begin business operations of Florida Coastline National Bank in the fourth quarter of 2001. Our mailing address is 8720 North Kendall Drive, Suite 114, Miami, Florida 33156, and our telephone number is (305) 595-2828.

STRATEGY

     Our business strategy is to create a "grass roots" community-oriented financial institution focused on providing personalized commercial banking services chiefly to well established owner-operated businesses and individual clients, offering products designed to meet their specific needs. We believe that Florida Coastline National Bank can attract clients who prefer to conduct business with a locally managed institution that demonstrates a continuing, active interest in its clients' business and personal objectives.

     We believe Florida Coastline National Bank will be able to generate competitively-priced loans and deposits in the Miami-Dade market and we anticipate that our staff will use data processing systems selected to deliver high-quality products and provide responsive service to clients. We anticipate that Florida Coastline National Bank will contract with third-party service providers to provide customers with convenient state-of-the-art electronic access to their accounts and to provide other competitive bank products. Such an arrangement should allow Florida Coastline National Bank to use current technology while minimizing the costs of providing these services. We expect this personalized approach to our operations to be appealing to clients who have been banking in the depersonalized environment of our larger competitors. See "Business Plan of Florida Coastline National Bank" beginning on page 18.

MARKET AREA

     The Kendall area is located in the mid-section of Miami-Dade County to the south and west of the cities of Coral Gables and South Miami, and to the north of the Village of Pinecrest. Florida Coastline's primary service area (which we refer to in this prospectus as the "Kendall Trade Area") will extend north to Miller Road (S.W. 56th Street), west to 107th Avenue, South to S.W. 104th Street and east to Biscayne Bay. The Kendall Trade Area includes the three major medical complexes of Baptist Hospital, South Miami Hospital and Larkin Hospital, 30,000 residences as well as commercial and retail businesses, including Dadeland Shopping Mall, and the retail stores located within South Miami and adjacent to South Dixie Highway. There are currently over 1,000 medical offices within a one-half mile radius of Florida Coastline National Bank's proposed location. These medical offices each have an approximate average annual gross income of $900,000. The average household income in the Kendall Trade Area is $112,324. The population of the primary service area has grown by 5.4% since 1990 from to 80,354 and is projected to grow by 3.15% over the next five years. Approximately 12,000 employees come to the area daily to work in the health care industry. A traffic survey indicates that 21,000 automobiles drive by the Bank's proposed location every day.

COMPETITION

     The banking industry in Florida Coastline National Bank's market area has experienced significant consolidation over the past twenty years principally as the result of the liberalization of interstate banking and branching laws. Many of our area's former community banks have been acquired by large regional financial institutions headquartered outside our market area. This consolidation has resulted in

     - the repricing of products and services,

     - the elimination of local boards of directors,

     - adjustments in management and branch personnel, and

     - a change in the level of personalized customer service

     Because of recent changes in interstate banking regulations, we expect this type of consolidation to continue.

     We believe that this competitive situation, when coupled with our area's high, stable family income and expanding economic business base, creates a favorable opportunity for a new commercial bank. In addition, we believe that our management experience and our dedicated local board of directors will attract customers to our locally-managed community bank. We believe that these attributes will allow us to offer highly professional, personalized attention and timely response to product and service requests due to an active interest in our customers' business and personal financial needs. Currently, there is no other financial services provider within a 1.5 mile radius of S.W. 87th Avenue and North Kendall Drive, the proposed bank's location.

THE OFFERING


Securities offered.........  We are offering a maximum of 850,000 shares of common stock. We are requiring that a minimum of 750,000 shares be sold in this offering.



Minimum purchase...........  250 shares ($2,500)


Maximum purchase...........  50,000 shares ($500,000)


Common stock to be
Outstanding after this
  offering (includes
  151,050 shares purchased
  in a private offering to
  our
  organizers/directors.)...  Minimum: 901,050 shares



                             Maximum: 1,001,050 shares



Use of proceeds............  The net proceeds to us from this offering will be
                             $7,500,000 if we sell the minimum 750,000 shares. We estimate that the net proceeds to us from this offering will be $8,049,500 if we sell the maximum after deducting Allen C. Ewing & Co.'s sales commissions. Our organizers/directors have purchased 151,050 shares in a private offering. Funds from the private offering have been used to partially cover the expense of this offering and the organizing and pre-opening expenses of Florida Coastline National Bank and Florida Coastline Community Group.

     The following is a schedule of the estimated use by Florida Coastline National Bank and Florida Coastline Community Group of the proceeds from the sale of the common stock of Florida Coastline Community Group:


                                                MAXIMUM          MINIMUM
                                             --------------   --------------
Pre-Opening Expenses including leasehold
  improvements, furniture, fixtures and
  equipment, salaries and general and
  administrative expenses(2)...............      550,000.00               --
Offering expenses(1)(2)....................      450,000.00               --
Working capital of Florida Coastline
  National Bank............................    7,500,000.00     7,500,000.00
                                             --------------   --------------
                                             $ 8,500,000.00   $ 7,500,000.00
                                             ==============   ==============


---------------


(1) Offering expenses were calculated as if 300,000 shares were sold at a 4% commission and 550,000 shares were sold at a 6% commission. If the minimum number of shares were sold offering expenses would be paid from funds received in the private offering to our organizers/directors and calculated as if 262,500 shares were sold at a 4% commission and 487,500 shares were sold at a 6% commission for a total offering expense of $383,000.


(2)If the minimum of $7,500,000 is raised in this offering, organizational, pre-opening and offering expenses will be paid out of funds received in the private offering to the organizers/directors.


     The expenses described above are estimates only and assume Florida Coastline National Bank will open for business in the fourth quarter of 2001, or as soon thereafter as practicable. Actual expenses may exceed these amounts. A portion of these expenses will be offset by revenues generated by Florida Coastline National Bank during its first year of operation.


Plan of Distribution.......  Florida Coastline Community Group has retained
                             Allen C. Ewing & Co. as our placement agent in connection with the offering. The placement agent will receive no more than a 6% commission on any particular sale. Although the sales agent will use its best efforts to market and sell the common stock, we cannot guarantee that the required minimum number of shares will be sold.



                             The placement agent will offer the common stock to two different groups of investors:




                             - Investors in the Community Offering, and

                             - the general public

                             As indicated in the following table, the amount of commissions to be paid to Allen C. Ewing & Co. will vary depending upon the amount of common stock purchased by each group.


                                                                                  NO. OF SHARES
                                                                                      TO BE        COMMISSION
                                       INVESTORS                                    PURCHASED      TO BE PAID
                                       ---------                                 ---------------   ----------
                                       Community Offering......................     0-850,000         4.0%
                                       General Public Offering.................     0-850,000         6.0%


                             The placement agent will initially market the shares to investors in the Community Offering. Any shares remaining after the shares have been offered in the Community Offering will be available for sale to the general public. See "Plan of Distribution" beginning on page 12.

Offering Conditions........  We must satisfy the following conditions (the
                             "Offering Conditions") to complete the offering:


                             - the subscribers must have subscribed for a
                               minimum of 750,000 shares at a price of $10.00 per share for a total investment of at least $7,500,000


                             - the organizers/directors must have received
                               preliminary approval from the Office of the Comptroller of the Currency to charter Florida Coastline National Bank


                             - the organizers/directors must have received
                              preliminary approval for deposit insurance from the FDIC


                             - we must not have canceled this offering before
                               funds are withdrawn from the subscription escrow account


Escrow.....................  Until we have satisfied all of the Offering
                             Conditions, we will place all funds in an escrow account. If we have not satisfied the Offering Conditions by September 30, 2001(subject to extension to December 31, 2001), we will return to all of the subscribers all funds placed in the escrow account, along with any interest earned on the funds.


                             Once we have satisfied all of the Offering
                             Conditions, and the Company so directs, the escrow agent will release to Florida Coastline Community Group any funds held in escrow in excess of $7,500,000. Once the excess funds are released from escrow, they will be made available to Florida Coastline Community Group to pay organizational and pre-opening and offering expenses.

                             If either Florida Coastline Community Group or Florida Coastline National Bank does not receive final regulatory approval subscribers will lose a portion of their investment. Sales commissions will not be paid from these escrow funds until the Bank opens for business. Prior to the release of the funds, Florida Coastline Community Group, may invest the funds in short-term investments upon instruction by the President of Florida Coastline Community Group. See "Terms of the Offering -- Escrow of Subscription Funds" beginning on page 10.

                                  RISK FACTORS

     An investment in our common stock involves a significant degree of risk. You should not invest in our common stock unless you can afford to lose your entire investment. You should consider carefully these risk factors together with all of the other information included in this prospectus before you decide to purchase shares of our common stock.

WE HAVE NO OPERATING HISTORY UPON WHICH TO BASE AN ESTIMATE OF OUR FUTURE
SUCCESS.

     Florida Coastline National Bank, which initially will be the sole subsidiary of Florida Coastline Community Group, is in organization and neither Florida Coastline National Bank nor Florida Coastline Community Group has any operating history on which to base any estimate of future performance. The financial statements presented in this prospectus may not be as meaningful as those of a company which does have a history of operations. In addition, the success of our operations must be considered in light of the expenses, complications and delays frequently encountered in connection with the development of a new bank. Because of our lack of operating history, you do not have access to the type and amount of information that would be available to a purchaser of the securities of a financial institution with an operating history.

IF WE FAIL TO RECEIVE NECESSARY REGULATORY APPROVALS, YOU COULD LOSE A PORTION OF YOUR INVESTMENT.

     If you invest in our common stock and we release the funds from the escrow account and incur organizational and pre-opening expenses, but fail to receive final regulatory approval from the Office of the Comptroller of the Currency (the "OCC"), approval for deposit insurance from the Federal Deposit Insurance Corporation (the "FDIC") or approval from the Federal Reserve for Florida Coastline Community Group to become a bank holding company, we would seek to dissolve and liquidate Florida Coastline Community Group. Upon liquidation, we would return to subscribers, with interest, all of the $7,500,000 remaining in escrow and any amount held by Florida Coastline Community Group after paying organizational, pre-opening and offering expenses other than sales commissions. See "Terms of the Offering -- Failure of Florida Coastline National Bank to Begin Operations" at page 11.

IF WE DO NOT RECEIVE REGULATORY APPROVALS FROM THE OCC, THE FDIC AND THE FEDERAL RESERVE IN A TIMELY MANNER, IT COULD DELAY THE DATE ON WHICH FLORIDA COASTLINE NATIONAL BANK OPENS FOR BUSINESS WHICH WOULD INCREASE OUR PRE-OPENING EXPENSES AND WOULD POSTPONE ANY REALIZATION OF REVENUES.

     Any delay in beginning Florida Coastline National Bank's operations will increase pre-opening expenses and postpone Florida Coastline National Bank's realization of potential revenues. Although we expect to receive all regulatory approvals and to open for business in the fourth quarter of 2001, we can give no assurance as to when, if at all, these events will occur. Such a delay will cause our accumulated deficit to increase as a result of continuing operating expenses, such as salaries and other administrative expenses and our lack of revenue.

IF OUR PROPOSED CHIEF EXECUTIVE OFFICER, HANS C. MUELLER, WERE TO BECOME UNAVAILABLE, IT COULD DELAY OR PREVENT OUR OPENING FOR BUSINESS.

     Regulatory approval to establish and operate a national bank partially depends upon several factors including the approval of the bank's proposed chief executive officer by the bank's primary regulator, the Office of the Comptroller of the Currency. Generally, the chief executive officer of a start-up financial institution is considered vital to the potential success of the new institution. In our charter application to the Office of the Comptroller of the Currency, we proposed Hans C. Mueller as Florida Coastline National Bank's chief executive officer. If Mr. Mueller were to become unavailable for any reason, final regulatory approval to begin banking operations would be delayed until the Office of the Comptroller of the Currency approved a suitable replacement. It is possible that we would not be able to find a suitable replacement for Mr. Mueller.

     The organizers/directors realize that we depend on the Chairman/CEO, Hans
C. Mueller in the formation and ongoing operation of the bank and for that reason have purchased a $500,000.00 Key Man term life insurance policy insuring Mr. Mueller's life, so that in the event of his death, the Bank will be compensated for the loss until a suitable replacement can be found. The current coverage will be re-evaluated on a periodic basis after the opening of the bank with the thought of increasing the coverage and minimizing risk to the institution. Additionally, the Employment Agreement contains a non-compete and non-solicitation clause to protect Florida Coastline Community Group in the event that Mr. Mueller seeks employment with a competitor. See "Management" beginning on page 27.

WE WILL INCUR SUBSTANTIAL ORGANIZATIONAL AND PRE-OPENING EXPENSES AND WE DO NOT EXPECT TO BE PROFITABLE IN THE NEAR FUTURE.

     Florida Coastline National Bank will incur substantial expenses in establishing itself as a going concern, and we can offer no assurance that it will be profitable or that future earnings, if any, will meet the levels of earnings prevailing in the banking industry. Initially, Florida Coastline Community Group will merely act as the sole shareholder of Florida Coastline National Bank. Thus, the profitability of Florida Coastline Community Group will depend upon the successful operation of Florida Coastline National Bank. Typically, new banks are not profitable in the first year of operation and sometimes are not profitable for several years.

THE OPERATION OF FLORIDA COASTLINE NATIONAL BANK MAY IN THE FUTURE REQUIRE MORE CAPITAL THAN WE WILL RAISE IN THIS OFFERING AND WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL CAPITAL ON TERMS WHICH ARE FAVORABLE TO INVESTORS.

     Although we anticipate that the minimum amount of capital to be raised by this offering will be sufficient to support Florida Coastline National Bank's immediate capital needs, we may, in the future, issue additional shares of our common stock or other securities to obtain additional capital. We can give no assurance that we will be able to access the capital markets in the future in order to obtain additional capital or that the price at which such additional shares would be sold would not be dilutive to the shareholders.

     We intend to capitalize Florida Coastline National Bank at $7,500,000 even if only the minimum number of shares are sold. This amount will remain in escrow until the Bank opens for business. We will expend the remainder of the funds at the holding company level for payment of organizational, pre-opening and offering expenses and for general corporate purposes.

WE WILL BE COMPETING IN MIAMI-DADE COUNTY WITH MANY OTHER, LARGER FINANCIAL INSTITUTIONS WHICH HAVE GREATER FINANCIAL RESOURCES THAN US.

     Our relatively small size may affect our ability to compete effectively with larger institutions in offering financial services. Florida Coastline National Bank will be a full service commercial bank in the Kendall area of Miami-Dade, Florida. The Kendall area is served by 24 bank branch offices, 8 thrift branches and one credit union. In addition, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 has further increased competition by eliminating interstate branching barriers for certain financial institutions and enabling financial institutions located inside Florida to more easily access the market served by Florida Coastline National Bank. If we are unable to successfully compete for deposits, loans, and other banking business, this inability would likely have an adverse effect on our potential for growth and profitability. See "Business Plan of Florida Coastline National Bank -- Market Area and Competition" beginning on page 19.

OUR SUCCESS WILL DEPEND SIGNIFICANTLY UPON GENERAL ECONOMIC CONDITIONS IN MIAMI-DADE COUNTY, NATIONALLY AND INTERNATIONALLY.

     Our success will depend significantly upon general economic conditions in Miami-Dade County as well as national and international economic conditions affecting South Florida. Any prolonged economic dislocation or recession affecting Miami-Dade County could cause Florida Coastline National Bank's non-performing assets to increase, causing operating losses, impaired liquidity and the erosion of capital. Such an economic dislocation or recession could result from a variety of causes, including natural disasters such as hurricanes, floods or tornadoes, a prolonged downturn in various industries upon which the economy of Miami-Dade depends, a national recession or international economic conditions affecting South Florida.

RAPIDLY RISING OR FALLING INTEREST RATES COULD SIGNIFICANTLY HARM OUR PROFITABILITY.

     Our results of operations, and the results of most other banks and bank holding companies, will be significantly affected by changes in interest rates. Our profitability will depend substantially on our net interest income, which is the difference between the interest income earned on our interest-bearing assets, such as loans, and the interest paid on our interest-bearing liabilities, such as deposits and borrowings. To the extent that the maturities of these assets and liabilities differ, rapidly rising or falling interest rates could have a material effect on our earnings. Based on the anticipated mix of our loan portfolio, it is more likely that rapidly falling interest rates would have a greater adverse effect on our operations. See "Business Plan of Florida Coastline National Bank -- Asset/Liability Management" at page 21.

OUR INITIAL LENDING LIMIT WILL BE LOWER THAN MANY OF OUR LARGER COMPETITORS WHICH MAY DISCOURAGE POTENTIAL CUSTOMERS AND LIMIT OUR GROWTH.

     At least during our first years of operation, our legally mandated lending limit will be lower than that of many of our competitors because during this period we will have less capital than many of our competitors. Initially, we will have a legal lending limit for unsecured loans of $1,125,000 to any one borrower. Our lower lending limit may discourage potential borrowers who have lending needs that exceed our limit, which may restrict our ability to grow. We may try to serve the needs of these borrowers by selling loan participations to other institutions, but this strategy may not succeed.

WE COULD BE ADVERSELY AFFECTED BY ANY CHANGES IN THE LAW, ESPECIALLY CHANGES DEREGULATING THE BANKING INDUSTRY.

     Both Florida Coastline Community Group and Florida Coastline National Bank will operate in a highly regulated environment and will be subject to supervision and examination by several regulatory agencies. As a bank holding company, Florida Coastline Community Group will be subject to regulation and supervision by the Federal Reserve Board. As a national bank, Florida Coastline National Bank will be subject to regulation and supervision primarily by the Office of the Comptroller of the Currency and by the FDIC. These regulations are intended primarily for the protection of depositors, not for the benefit of investors, and they may restrict or limit the manner in which we may conduct business and obtain financing. Florida Coastline Community Group and Florida Coastline National Bank will be subject to changes in federal and state law, regulations, governmental policies, income tax laws and accounting principles. In particular, legislation and regulations deregulating the banking industry and allowing interstate expansion of financial services firms could adversely affect our business along with that of the entire banking industry by creating additional competition. The effects of any potential changes cannot be predicted, but they could adversely affect our future operations. See "Supervision and Regulation" beginning on page 22.

THE SHARES OF COMMON STOCK ARE NOT INSURED BANK DEPOSITS.

     Our common stock is not insured by the FDIC or any other governmental agency. Although deposits at Florida Coastline National Bank will be insured by the FDIC to the maximum amount permitted by law, shares of Florida Coastline Community Group, Inc. common stock are not bank or deposit accounts.

THE ORGANIZERS/DIRECTORS AS A GROUP WILL BE ABLE TO EXERCISE GREATER CONTROL OVER FLORIDA COASTLINE COMMUNITY GROUP'S MANAGEMENT AND AFFAIRS THAN WILL ANY INDIVIDUAL INVESTOR AND THEY MAY HAVE INTERESTS THAT ARE DIFFERENT FROM YOURS AS AN INVESTOR.


     The organizers/directors have purchased 151,050 shares for a total amount of $1,510,500 in a completed private offering. They would own approximately 16.7% of the 901,050 shares to be outstanding upon completion of the minimum offering or 15.1% of the 1,001,050 shares to be outstanding should the maximum number of shares be sold. As a result of their ownership, the organizers/directors will be able to exercise significant control over the management and affairs of Florida Coastline Community Group and Florida Coastline National Bank. The organizers/directors may have interests that are different from yours as an investor. See "Security Ownership of Certain Beneficial Owners and Management" at page 31.

WE INTEND TO GRANT WARRANTS AND STOCK OPTIONS TO THE ORGANIZERS/DIRECTORS AND SOME OF OUR EMPLOYEES WHICH, IF EXERCISED, WOULD REDUCE YOUR PERCENTAGE OWNERSHIP IN FLORIDA COASTLINE COMMUNITY GROUP.


     On the date Florida Coastline National Bank opens for business, we will grant to the organizers/directors warrants to purchase 75,000 additional shares of common stock at an exercise price of $10.00 per share in consideration for their services in forming Florida Coastline Community Group and Florida Coastline National Bank. These services include providing significant risk capital, guidance and insight into the community, and the expenditure of great amounts of time in meetings with banking regulators, Each warrant will entitle the organizer/director to purchase one additional share of common stock for every two shares of common stock purchased by the organizers in the private offering to the organizers/directors. Because the organizers/directors purchase 151,050 shares in the prior private offering, they will receive warrants allowing them to purchase up to a maximum of 75,000 additional shares of common stock. For additional information regarding the terms of the warrants, see "Terms of the Offering -- Purchases by Organizers/directors of Florida Coastline Community Group" at page 12.



     In addition, we have established an incentive stock option plan which will allow us to grant stock options to employees who are contributing significantly to the management or operation of the business of Florida Coastline Community Group or Florida Coastline National Bank. Under this plan, we have reserved 100,000 shares of common stock for the issuance of options at an exercise price of $10.00 per share, of which Hans C. Mueller, the President of Florida Coastline Community Group and Florida Coastline National Bank, will receive options to purchase 30,000 shares or 3.5% of the maximum number of shares sold in the offering. See "Management -- Stock Option Plan" at page 31.



     Any future exercise of the organizers/directors' warrants or options under the incentive option plan would dilute your percentage ownership interest in Florida Coastline Community Group. For example, prior to the exercise of their warrants, the organizers/directors will own 15.1% of the shares outstanding after the maximum offering. Assuming all of the warrants were exercised, the organizers/directors would own, upon payment to Florida Coastline Community Group of $10.00 per share, approximately 21% of the outstanding shares.


OUR ARTICLES OF INCORPORATION CONTAIN PROVISIONS WHICH COULD DETER OR PREVENT TAKE-OVER ATTEMPTS BY A POTENTIAL PURCHASER OF SHARES OF OUR COMMON STOCK WHO MIGHT BE WILLING TO PAY A PREMIUM OVER THE MARKET PRICE.

     Florida Coastline Community Group's Articles of Incorporation contain provisions that could deter and make it more difficult for a third party to bring about a merger, sale of control, acquisition or similar transaction, even if a majority of shareholders vote in favor of such a transaction. Our Articles of Incorporation authorize the board of directors to issue a series of preferred stock or additional common stock without shareholder action. The issuance of preferred stock by Florida Coastline Community Group could discourage a third party from attempting to acquire, or make it more difficult for a third party to acquire, a controlling interest in Florida Coastline Community Group, and could adversely affect the voting power or other rights of holders of its common stock.

     These provisions also make it more difficult for a third party to achieve a change in control of Florida Coastline Community Group through the acquisition of a large block of its common stock without approval by the board of directors. As a result, you may be deprived of opportunities to sell some or all of your shares at prices that represent a premium over market prices. See "Description of Capital Stock" beginning on page 34.

IF A MARKET FOR OUR COMMON STOCK DOES NOT DEVELOP, YOU MAY NOT BE ABLE TO SELL YOUR SHARES.

     Since the size of this offering is relatively small, it is unlikely that an active and liquid trading market for the shares will develop and be maintained. You should only invest in the common stock if you have a long-term investment intent. If an active market does not develop, you may not be able to sell your shares promptly or perhaps at all. Although we expect to list the common stock on the NASDAQ SmallCap Stock Market at some time in the future, at this time, we do not intend to apply for such listing.

WE DO NOT EXPECT TO PAY DIVIDENDS ON OUR COMMON STOCK FOR AT LEAST SEVERAL
YEARS.

     We intend to retain future earnings, if any, to improve Florida Coastline National Bank's capital structure to support future growth. Dividend distributions of national banks are restricted by statute and regulation. Our future dividend policy will depend on Florida Coastline National Bank's earnings, capital requirements, financial condition and other factors considered relevant by our board of directors. See "Dividend Policy" at page 16.

THE OFFERING PRICE WAS ARBITRARILY SET BY THE ORGANIZERS/DIRECTORS AND MAY NOT ACCURATELY REFLECT THE VALUE OF AN INVESTMENT IN OUR COMMON STOCK.

     There is no established market for the common stock or the warrants, nor was there an established market prior to this offering. The offering price was arbitrarily determined by the organizers/directors, and does not bear any relationship to Florida Coastline Community Group's assets, book value, net worth or any other recognized criteria of value. In determining the offering price of the common stock, the organizers/directors considered the OCC's capital requirements for Florida Coastline National Bank and general market conditions for the sale of securities. Should a market develop for our common stock after this offering is complete, there is no guarantee that the market price will be greater than or equal to the public offering price.

INVESTING IN THIS OFFERING WILL NOT GIVE YOU THE RIGHT TO PARTICIPATE IN ANY FUTURE OFFERINGS OF OUR CAPITAL STOCK.

     As a shareholder of Florida Coastline Community Group, if we decide to issue additional shares of common stock, you will not automatically be entitled to purchase additional shares to maintain your percentage ownership in Florida Coastline Community Group.

                           FORWARD-LOOKING STATEMENTS

     Some of the information in this prospectus may contain forward-looking statements. Such statements can be identified by the use of forward-looking words such as "may," "will," "expect," "anticipate," "estimate," "continue," or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted in this section and other factors noted throughout this prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

                             TERMS OF THE OFFERING

GENERAL


     Florida Coastline Community Group is offering 850,000 shares of its common stock for cash at a price of $10.00 per share. Florida Coastline Community Group has retained Allen C. Ewing & Co. as placement agent in connection with the offering. Although the placement agent will use its best efforts to market and sell the shares, there is no guarantee that the required minimum number of shares will be sold. Each investor must purchase a minimum of 250 shares. The maximum number of shares that an investor may purchase is 50,000 shares. The purchase price of $10.00 per share must be paid in full upon execution and delivery of a subscription agreement. All subscriptions tendered by investors are subject to acceptance by the board of directors of Florida Coastline Community Group, and Florida Coastline Community Group reserves the absolute and unqualified right to reject or reduce any subscription for any reason prior to acceptance. Rejected subscriptions will be returned to the subscriber without interest. An investor whose subscription is reduced may withdraw his or her subscription within ten days after being notified of the reduction by Florida Coastline Community Group. Florida Coastline Community Group reserves the right to cancel this offering at any time, for any reason whatsoever, prior to the time it withdraws any funds from the subscription escrow account.


     Prior to this offering there has been no established public market for the common stock. Furthermore, there can be no assurance that an established market for such stock will develop. The offering price has been arbitrarily determined and is not a reflection of Florida Coastline Community Group's book value, net worth or any other such recognized criteria of value. In determining the offering price of the common stock, the board of directors considered the capital requirements of the OCC and general market conditions for the sale of securities. There can be no assurance that, if a market should develop for the common stock, the post-offering market price will equal or exceed the offering price.

CONDITIONS OF THE OFFERING

     This offering will expire at 5:00 p.m. Eastern Time, on September 30, 2001, unless such date is extended by Florida Coastline Community Group. The expiration date of the offering may be extended by Florida Coastline Community Group without notice to subscribers to no later than December 31, 2001. The offering is expressly conditioned upon fulfillment of the following conditions on or prior to the expiration date of the offering. The Offering Conditions, which may not be waived, are as follows:


     - the subscribers must have subscribed for a minimum of 750,000 shares at a price of $10.00 per share for a total investment of at least $7,500,000;


     - the organizers/directors must have received preliminary approval from the OCC to charter Florida Coastline National Bank; and


     - the organizers/directors must have received preliminary approval for deposit insurance from the FDIC.


     - Florida Coastline Community Group must not have canceled this offering prior to the time funds are withdrawn from the subscription escrow account.

ESCROW OF SUBSCRIPTION FUNDS

     Until the Offering Conditions above have been met, all funds, subscriptions and documents tendered by investors will be placed in an escrow account with our escrow agent, The Independent Banker's Bank of Florida. Under the terms of the escrow agreement, if all of the offering conditions are met, Florida Coastline Community Group may certify this fact to the escrow agent and the escrow agent will release funds in excess of $7,500,000, with interest earned on such funds, to Florida Coastline Community Group. The amount of $7,500,000 will remain in escrow until the Bank opens for business at which time the escrow agent will release this amount to the Florida Coastline Community Group. The funds in the escrow account may not be insured by the FDIC or any other governmental agency.

     Prior to the release of the funds from the escrow account, the escrow agent is authorized, upon written instructions from Hans C. Mueller, to invest the funds in interest-bearing bank accounts, including saving accounts and bank money market accounts, short-term direct obligations of the United States Government and/or in short-term FDIC insured bank certificates of deposit, with maturities not to exceed 90 days. Florida Coastline Community Group will invest all funds obtained after the release of the excess funds from the escrow account and before it infuses capital into Florida Coastline National Bank in a similar manner. Florida Coastline Community Group will use the offering proceeds to purchase capital stock of Florida Coastline National Bank and to pay expenses incurred in the organization. See "Use of Proceeds" beginning on page 15.


NO ASSURANCE CAN BE GIVEN THAT THE FUNDS IN THE ESCROW ACCOUNT CAN OR WILL BE INVESTED AT THE HIGHEST RATE OF RETURN AVAILABLE OR THAT ANY PROFITS WILL BE REALIZED FROM THE INVESTMENT OF THESE FUNDS.


     If the Offering Conditions are not met by 5:00 p.m. Eastern Standard Time on September 30, 2001 (or no later than December 31, 2001, if extended), the escrow agent will promptly return to the subscribers their proportionate share of the funds held in escrow plus their proportionate share of any interest earned on the funds.


     If all of the Offering Conditions are satisfied, and Florida Coastline Community Group withdraws the funds in excess of $7,500,000 from the subscription escrow account, all profits and earnings on such withdrawn funds will belong to Florida Coastline Community Group.


     The Independent Bankers Bank of Florida, by accepting appointment as escrow agent under the escrow agreement, in no way endorses the purchase of Florida Coastline Community Group's common stock.

FAILURE OF FLORIDA COASTLINE NATIONAL BANK TO BEGIN OPERATIONS

     The OCC requires that a new national bank obtain its charter and open for business within 18 months after receiving of preliminary approval from the OCC. The organizers/directors anticipate that Florida Coastline National Bank will open for business in the fourth quarter 2001. Because final approval of Florida Coastline National Bank's charter is conditioned on Florida Coastline Community Group's raising funds to capitalize Florida Coastline National Bank at $7,500,000, Florida Coastline Community Group expects to issue the shares of common stock at approximately the same time at which it has obtained all final regulatory approvals for Florida Coastline National Bank. Florida Coastline National Bank anticipates the receipt of preliminary approval from the OCC in July, 2001. If the OCC does not grant final regulatory approval by March 31, 2002, Florida Coastline Community Group will seek shareholder approval for its dissolution and liquidation. Upon liquidation, Florida Coastline Community Group will return to the subscribers their proportionate share of the $7,500,000 in the escrow account plus their proportionate share of any funds left in Florida Coastline Community Group after the payment of organizational, pre-opening and offering expenses and their proportionate share of the proceeds, if any, of the liquidation of the Company's assets. Florida Coastline Community Group will also return to the subscribers their proportionate share of any interest earned on the funds. Therefore, if either Florida Coastline Community Group or Florida Coastline National Bank does not receive final regulatory approval, subscribers whose funds were originally placed in escrow but became available to Florida Coastline Community Group may lose a portion of their investment. It is possible that the amount returned to subscribers may be further reduced by amounts paid to satisfy claims of creditors, as discussed in the following paragraph.

     Once Florida Coastline Community Group issues the shares of common stock, the offering proceeds will be considered part of general corporate funds and may be subject to the claims of creditors of Florida Coastline Community Group, including claims against Florida Coastline Community Group that may arise out of actions of its officers, directors, or employees. It is possible, therefore, that one or more creditors may seek to attach the proceeds of the offering before Florida Coastline National Bank begins banking operations. If such an attachment occurred and it became necessary to return funds to shareholders because of failure to obtain all necessary regulatory approvals, the payment process might be delayed. Further, if it became necessary to pay creditors from the subscription funds, the payment to shareholders might be further reduced.

PURCHASES BY ORGANIZERS/DIRECTORS OF FLORIDA COASTLINE COMMUNITY GROUP


     The organizers/directors have purchased 151,050 shares of the common stock in a completed private offering, which will constitute approximately 16.7% of the 901,050 shares to be outstanding upon completion of the minimum offering, or 15.1% of the 1,001,050 shares to be outstanding should the maximum number of shares be sold. The organizers/directors purchased their shares at a price of $10.00 per share, the same price paid by investors in this offering. The organizers/directors have represented to Florida Coastline Community Group that any such purchases have been made for investment purposes only and not with a view to resell such shares. See "Security Ownership of Certain Beneficial Owners and Management" at page 31.


     As consideration for assisting in organizing Florida Coastline Community Group and Florida Coastline National Bank, on the date Florida Coastline National Bank opens for business, each of the organizers/directors will be granted warrants to purchase additional shares of common stock. The warrants will be granted to the organizers/directors in recognition of the financial risk they have undertaken in advancing funds used for the organizational expenses of this project and of the time expended and devoted to this organizational effort, including participation in meetings over a period of several months. The warrants will provide the organizers/directors with the opportunity to profit from any future increase in the market value of the common stock or any increase in the net worth of Florida Coastline National Bank without paying for such increase at the time that they purchase the common stock.


     Each warrant will entitle the organizer to purchase one share of common stock. Each organizer/director will receive one warrant for every two shares each organizer/director purchased in the private offering. Therefore, given that the organizers/directors have purchased 151,050 shares in the private offering, the organizers/directors will be granted warrants to purchase 75,000 shares of common stock upon completion of the offering.



     Any warrants granted will become exercisable in beginning on the day after the first anniversary of the date that Florida Coastline National Bank opens for business. No warrants will be granted unless Florida Coastline National Bank receives final regulatory approval to begin banking operations. All warrants granted will expire ten years after the date on which Florida Coastline National Bank opens for business. An organizer/director exercising his or her warrant will pay $10.00 per share. Any future exercise of the warrants will reduce your percentage ownership interest in Florida Coastline Community Group. For example, prior to the exercise of their warrants, the organizers/directors will own 16.7% of the shares outstanding after the minimum offering and 15.1% of the shares outstanding after a maximum offering. Assuming all of the warrants were exercised, the organizers/directors would then own approximately 22.5% of the shares outstanding after a minimum offering and 21% of the outstanding shares after the maximum offering.


                              PLAN OF DISTRIBUTION

     Florida Coastline Community Group has retained Allen C. Ewing & Co., 50 North Laura Street, Jacksonville, Florida 32202 (904) 354-5573, as placement agent in connection with the offering. Although the placement agent will use its best efforts to market and sell the shares, there is no guarantee that the required minimum number of shares will be sold. The placement agent may, however, engage other broker-dealers to participate in the selling effort.


     The common stock will be offered directly to the public at the public offering price set forth on the cover page of this prospectus. As demonstrated in the table below, the common stock will be offered to two different groups of investors the investors in the Community Offering and the general public. Investors will be identified as community offering participants if their names are included on lists of potential investors provided to the placement agent by the organizers/directors or if their subscription agreements indicate that they live in the Kendall Trade Area. The amount of commissions to be paid to the placement agent will vary depending upon the amount of common stock purchased by each group. The placement agent will be paid a commission of 4.0% on all shares of common stock sold in the Community Offering, and will be paid a commission of 6.0% on all of the shares of common stock sold in the public offering. The placement agent will also be paid a consulting fee of $24,000 which consulting fee will be deducted from the sales commissions payable to the placement agent in the event that the offering is successful. Although these offerings will be conducted at the same time, the placement agent will first give investors in the Community Offering the opportunity to purchase shares of the common stock. Any shares remaining once the shares have been offered to the investors in the Community Offering will be available for sale to the general public. However, once the shares of common stock become available for sale to the general public, it is expected that investors in the Community Offering will continue to purchase shares of the common stock.


     The table below provides the range of the number of shares that may be sold in the Community Offering and to the general public. The number of shares available for sale to the general public will depend on the number of shares sold in the Community Offering and will range from 0, if all shares are purchased in the Community Offering, to 850,000 shares if no shares are purchased in the Community Offering.


                                                               NO. OF SHARES    COMMISSION
                                                              TO BE PURCHASED   TO BE PAID
                                                              ---------------   ----------
Community Offering..........................................    0 - 850,000        4.0%
General Public Offering.....................................    0 - 850,000        6.0%


     Commissions will be paid from funds received in this offering when the Offering Conditions are satisfied and the Bank opens for business. In the event that the placement agent decides to form a selling group by enlisting additional broker-dealers, it may reallow to such additional registered broker-dealer up to $.25 per share of the commission to be paid to the placement agent for shares sold in the public offering. The placement agent will be reimbursed for legal fees and out-of-pocket expenses it incurs in the offering, each subject to a maximum of $15,000.

     Subject to certain limitations, Florida Coastline Community Group and the placement agent have agreed to indemnify each other against certain liabilities, including certain civil liabilities, under the Securities Act of 1933, or to contribute to payments that Florida Coastline Community Group or the placement agent may be required to make. The placement agent has informed Florida Coastline Community Group that it does not intend to exercise its discretionary authority to purchase shares of common stock for any account over which it holds discretionary authority.


     In the event that the Offering Conditions have not been satisfied by the expiration date of the offering, Florida Coastline Community Group will terminate this offering and promptly return all funds to the subscribers, together with their allocated share of profits, if any, earned on the investment of the subscription escrow account as described above.


     As soon as practicable, but no more than ten business days after Florida Coastline Community Group receives a subscription, Florida Coastline Community Group will accept or reject the subscription. Subscriptions not rejected by Florida Coastline Community Group within this ten day period will be deemed accepted. Once a subscription is accepted by Florida Coastline Community Group, it cannot be withdrawn by the subscriber. Payment from any subscriber for shares in excess of the number of shares allocated to such subscriber will be refunded by mail, without interest, within ten days of the date of rejection.

     Certificates representing shares of common stock of Florida Coastline Community Group, duly authorized and fully paid, will be issued as soon as practicable after funds are released to Florida Coastline Community Group from the subscription escrow account and final regulatory approval is received.

     Subscriptions to purchase shares of common stock can be made by completing the subscription agreement attached to this prospectus and delivering it to Florida Coastline Community Group Inc.'s offices at 8720 North Kendall Drive, Suite 114, Miami, Florida 33156, or mailing the same in the enclosed self-addressed, envelope. Full payment of the purchase price must accompany the subscription. Florida Coastline Community Group reserves the right to disregard any subscription which is not fully paid when Florida Coastline Community Group receives it. No subscription agreement is binding until accepted by Florida Coastline Community Group, and Florida Coastline Community Group may refuse to accept any subscription for shares, in whole or in part, for any reason whatsoever. After a subscription is accepted and proper payment received, Florida Coastline Community Group shall not cancel it unless all accepted subscriptions are cancelled.

     All subscription amounts must be paid in United States currency by check, bank draft or money order payable to "The Independent Banker's Bank of Florida, Escrow Agent for Florida Coastline Community Group, " Any subscriptions received by the placement agent and any other broker-dealer participating in the offering will be transmitted directly to the escrow agent by noon of the next business day after receipt. A subscription will be accepted in writing by Florida Coastline Community Group in the form of acceptance attached to this prospectus.

                                USE OF PROCEEDS


     The gross proceeds from the sale of shares of common stock offered by Florida Coastline Community Group will be $7,500,000 assuming the sale of a minimum of 750,000 shares, and $8,500,000 assuming the sale of a maximum of 850,000 shares. However, if 850,000 shares are not sold prior to the expiration date of the offering, then Florida Coastline Community Group will terminate the offering and promptly return all funds received from subscribers. See "Terms of the Offering" beginning on page 10.


ORGANIZATIONAL AND PRE-OPENING EXPENSES

     Organizational expenses are expenses related to the initial organization of Florida Coastline National Bank and include regulatory application fees, legal and accounting fees, printing costs and salaries. Pre-opening expenses are expenses incurred in the establishment of Florida Coastline National Bank other than for organizational matters. Pre-opening expenses include the purchase of furniture, fixtures and equipment, construction of leasehold improvements, computer hardware, architects' fees, data processing set up and signage.

OFFERING EXPENSES

     Offering expenses are expenses related solely to the offering of Florida Coastline Community Group's common stock and include legal and accounting fees in connection with the issuance and registration of the common stock, placement agent commissions escrow fees, printing costs and filing fees.

PROCEEDS

     After receipt of preliminary approval by the OCC and the successful completion of the offering, Florida Coastline Community Group will use approximately $550,000 from the proceeds of the sale of the common stock to lease its office space and construct improvements for its main banking facility site and purchase furniture, fixtures, equipment and other necessary assets for its operations. Until such preliminary approval is received, subscription funds shall remain in escrow.


     Once Florida Coastline National Bank receives final approval and is granted its national bank charter, we will use a substantial portion of the remaining proceeds from the sale of the common stock to purchase all of Florida Coastline National Bank's common stock for $7.5 million.


     If the Bank does not receive final approval from the OCC by March 31, 2002 or does not open for any other reason, Florida Coastline Community Group will seek shareholder approval for its dissolution and liquidation. Upon liquidation, Florida Coastline Community Group will return to the subscribers their proportionate share of the $7,500,000 in the escrow account plus their proportionate share of any funds left in Florida Coastline Community Group after the payment of organizational, pre-opening and offering expenses and their proportionate share of the proceeds, if any, of the liquidation of the Company's assets. Florida Coastline Community Group will also return to the subscribers their proportionate share of any interest earned on the funds.

     The remaining proceeds, if any, after the purchase of Florida Coastline National Bank's common stock, will be invested in repurchase agreements with Florida Coastline National Bank secured by United States Treasury and agency securities. These remaining proceeds will be held as working capital for general corporate purposes and to pay operating expenses as well as for possible future capital contributions to Florida Coastline National Bank. National banks are regulated with respect to the ratio that their total assets may bear to their total capital. If Florida Coastline National Bank experiences greater growth than anticipated, it may require the infusion of additional capital to support that growth. Management anticipates, however, that the proceeds of this offering will be sufficient to support Florida Coastline National Bank's immediate capital needs and will seek, if necessary, long- and short-term debt financing to support any additional needs; however, management can give no assurance that such financing, if needed, will be available or if available will be on terms acceptable to management. Florida Coastline Community Group anticipates that the proceeds received upon exercise of the warrants, if any, will be used for working capital purposes.

     The following is a schedule of the estimated use by Florida Coastline National Bank and Florida Coastline Community Group of the proceeds from the sale of the common stock of Florida Coastline Community Group.


                                                                 MAXIMUM         MINIMUM
                                                              -------------   -------------
Pre-Opening Expenses including leasehold improvements,
  furniture, fixtures and equipment, salaries and general
  and administrative expenses(2)............................     550,000.00              --
Offering expenses(1)(2).....................................     450,000.00              --
Initial Working capital of Florida Coastline National
  Bank......................................................   7,500,000.00    7,500,000.00
                                                              -------------   -------------
                                                              $8,500,000.00    7,500,000.00
                                                              =============   =============


---------------


(1) Offering expenses were calculated as if 300,000 shares were sold at a 4% commission and 550,000 shares were sold at a 6% commission. If the minimum number of shares were sold offering expenses would be paid from funds received in the private offering to our organizers/directors and calculated as if 262,500 shares were sold at a 4% commission and 487,500 shares were sold at a 6% commission for a total offering expense of $383,000.


(2)If the minimum of $7,500,000 is raised in this offering, organization, pre-opening and offering expenses will be paid out of funds received in the private offering to the organizers/directors.


     The expenses described above are estimates only and assume Florida Coastline National Bank will open for business in the fourth quarter of 2001, or as soon thereafter as practicable. Actual expenses may exceed these amounts. A portion of these expenses will be offset by revenues generated by Florida Coastline National Bank during its first year of operation.

                                DIVIDEND POLICY

     Florida Coastline Community Group and Florida Coastline National Bank are both start-up operations. The Board of Directors of Florida Coastline Community Group intends to reinvest earnings for such period of time as is necessary to ensure the success of the operations of Florida Coastline National Bank. There are no current plans to initiate payment of cash dividends, and future dividend policy will depend on Florida Coastline National Bank's earnings, capital requirements, financial condition and other factors considered relevant by the Board of Directors of Florida Coastline Community Group.

     Florida Coastline National Bank will be restricted in its ability to pay dividends under the national banking laws and by regulations of the Office of the Comptroller of the Currency. Under 12 U.S.C. sec. 56 of the National Bank Act, a national bank may not pay dividends from its capital. In addition, no dividends may be made in an amount greater than a national bank's undivided profits, subject to other applicable provisions of law. Payments of dividends out of undivided profits is further limited by 12 U.S.C. sec. 60(a), which prohibits a bank from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless there has been transferred to surplus not less than 1/10 of Florida Coastline National Bank's net income of the preceding two consecutive half year periods. Under 12 U.S.C. sec.. 60(b), the approval of the Office of the Comptroller of the Currency is required if the total of all dividends declared by Florida Coastline National Bank in any calendar year exceeds the total of its net income for that year combined with its retained net income for the preceding two years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


     Florida Coastline Community Group is still in the development stage, and will remain in that stage until the offering of the common stock is complete. Florida Coastline Community Group initially funded its start-up and organization through a private offering of 151,050 shares purchased by the organizers/directors.



     The following table sets forth expenditures, as of March 31, 2001 of funds for organizational expenses.



                                                 BANK       HOLDING COMPANY      TOTAL
                                              -----------   ---------------   -----------
Salary(1)...................................  $        --     $113,000.00     $113,000.00
                                              -----------     -----------     -----------
Legal Fees..................................   104,803.82       33,121.00      137,924.82
Legal Costs.................................     4,782.35        1,501.20        6,283.55
                                              -----------     -----------     -----------
  Subtotal Legal............................   109,586.17       34,622.20      144,208.37
Filing Fees(2)..............................  $ 15,000.00     $  2,900.00     $ 17,900.00
Accounting Fees(3)..........................       690.00        5,500.00        6,190.00
Insurance...................................     6,629.00        7,339.00       13,968.00
Rent........................................    16,145.00              --       16,145.00
Placement Agent.............................           --        9,000.00        9,000.00
Bank Charges................................           --          665.00          665.00
Telephone...................................     2,441.60          610.40        3,052.00
Printing Expense............................           --        3,000.00        3,000.00
Miscellaneous...............................    17,006.35        1,543.28       18,549.63
                                              -----------     -----------     -----------
  Subtotal Other............................  $ 57,911.95     $ 30,557.68     $ 88,469.63
          Total.............................  $167,498.12     $178,179.88     $345,678.00
                                              ===========     ===========     ===========


---------------


(1)Salary expense has been charged to the Holding Company during this organizational period because only the Holding Company presently exists.


(2)Includes OCC application to establish a national bank and SB-2 Registration Statement filed with the SEC.



     The following table sets forth projected expenditures for organizational expenses and pre-opening expenses for the period of April 1, 2001 through August 31, 2001.



                                                 BANK       HOLDING COMPANY      TOTAL
                                              -----------   ---------------   -----------
Salary......................................  $        --     $ 50,000.00     $ 50,000.00
Legal Fees..................................    10,000.00       55,000.00       65,000.00
Legal Costs.................................       400.00        2,200.00        2,600.00
                                              -----------     -----------     -----------
  Subtotal Legal............................  $ 10,400.00     $ 57,200.00     $ 67,600.00
Rent........................................  $ 31,045.00     $        --     $ 31,045.00
Placement Agent.............................           --       15,000.00       15,000.00
Advertising.................................     6,000.00       24,000.00       30,000.00
Telephone...................................       600.00        2,400.00        3,000.00
Printing Expense............................           --       13,000.00       13,000.00
Pre-opening Expense.........................   550,000.00              --      550,000.00
Miscellaneous...............................     3,815.00        2,260.00        6,075.00
                                              -----------     -----------     -----------
  Subtotal Other............................  $591,460.00     $ 56,660.00     $648,120.00
                                              -----------     -----------     -----------
          Total.............................  $601,860.00     $113,860.00     $715,720.00
                                              ===========     ===========     ===========


     All subscription funds received during the offering will be placed in an escrow account and invested in bank accounts, including savings accounts and bank money market accounts, in direct obligations of the

United States Government, and in short-term insured bank certificates of deposit with maturities not to exceed 90 days.

     In the opinion of Florida Coastline Community Group, the minimum net proceeds of $8,500,000 from the minimum offering will be adequate capital to support the growth of both Florida Coastline Community Group and Florida Coastline National Bank for their first five years of operation. It is not anticipated that Florida Coastline Community Group will need to raise additional funds to meet expenditures required to operate the business of Florida Coastline Community Group and Florida Coastline National Bank over the next 12 months. All anticipated material expenditures for such period have been identified and provided for out of the proceeds of this offering. See "Use of Proceeds" beginning on page 15.

               BUSINESS PLAN OF FLORIDA COASTLINE COMMUNITY GROUP

HISTORY

     In August of 1998, Mr. Hans C. Mueller formed a group of professionals (the "Initial Group") within the local community of Miami, Florida to form a de novo, state-chartered, FDIC insured, community bank. Many members of the Initial Group had been long-time clients of Mr. Mueller while he was an officer at previous banks within the Kendall and South Miami areas. Other Initial Group members were well known to Mr. Mueller through his involvement with the boards of directors of two of the largest hospitals in the proposed bank's primary service area.

     The Initial Group was joined by two non-resident business persons. One of the individuals was an experienced banker in the Wisconsin area and the other individual was an owner of two out-of-state banks and an investor in a recently-approved Florida bank in another county.

     In October of 1999, Mr. Mueller withdrew the state bank application due to the regulatory advice that the non-residents would need to be replaced as a directors and investors. The remainder of the Initial Group continued to encourage Mr. Mueller to form a community bank. In June of 2000, the group asked Mr. Mueller to lead the effort to charter a national bank to serve the Kendall area community.

GENERAL

     Florida Coastline Community Group was incorporated as a Florida corporation on June 28, 2000 for the purpose of organizing Florida Coastline National Bank and purchasing 100% of the outstanding capital stock of Florida Coastline National Bank. Florida Coastline National Bank will, once approved, conduct a general banking business in Miami, Florida. Florida Coastline Community Group will file an application with the Federal Reserve Board to become a bank holding company. Florida Coastline Community Group has been organized as a mechanism to enhance Florida Coastline National Bank's ability to serve its future customers' requirements for financial services. The holding company structure will provide flexibility for expansion of Florida Coastline Community Group's banking business through the provision of additional banking-related services which the traditional commercial bank may not provide under present laws. For example, banking regulations require that Florida Coastline National Bank maintain a minimum ratio of capital to assets. In the event that Florida Coastline National Bank's growth is such that this minimum ratio is not maintained, Florida Coastline Community Group may borrow funds, subject to the capital adequacy guidelines of the Federal Reserve Board, and contribute them to the capital of Florida Coastline National Bank and otherwise raise capital in a manner which is unavailable to Florida Coastline National Bank under existing banking regulations.

     We have no present plans to acquire any operating subsidiaries other than Florida Coastline National Bank; however, it is possible that we may make additional acquisitions in the event that Florida Coastline National Bank becomes profitable and such acquisitions are deemed to be in the best interests of Florida Coastline Community Group and its shareholders. Such acquisitions, if any, will be subject to certain regulatory approvals and requirements. See "Supervision and Regulation" beginning on page 22.

     We are not currently a reporting company under the Securities Exchange Act of 1934 (the "Act") however we intend to become a reporting company under the Act and expect to deliver an annual report to our security holders which will contain audited financial statements.

PREMISES

     Florida Coastline National Bank has entered into an Option Agreement with the owner of the Lennar Center, a multiple building office complex at Kendall Drive and S.W. 87th Avenue (also known as Galloway Road). Upon the exercise of its option, Florida Coastline National Bank will enter into a ten year lease and establish its bank premises.

     Florida Coastline National Bank will occupy approximately 4,000 square feet on the western-most portion of the first floor of the center of the three buildings on the campus. The buildings are each 2-story buildings and primarily house medical offices and diagnostic and treatment centers within the 14,000 square feet on each floor.

     The initial rental rate is at $24 per square feet, which the management believes is a reasonable middle level rent for office space in the area.

     The mailing address of Florida Coastline Community Group's office is 8720 North Kendall Drive, Suite 114, Miami, Florida 33156, and its telephone number is (305) 595-2828.

                BUSINESS PLAN OF FLORIDA COASTLINE NATIONAL BANK

GENERAL

     The organizers/directors have filed their application seeking preliminary approval from the OCC to charter Florida Coastline National Bank on February 1, 2001. The organizers/directors expect to receive final approval of Florida Coastline National Bank's application and of its FDIC application for deposit insurance from the FDIC by the fourth quarter of 2001.

     Florida Coastline National Bank anticipates that it will begin business operations in October of 2001 in its facility located at 8720 North Kendall Drive, Suite 114, Miami, Florida 33156. Florida Coastline National Bank plans to be a full service commercial bank, without trust powers. Florida Coastline National Bank will offer a full range of interest bearing and non-interest bearing accounts, including commercial and retail checking accounts, money market accounts, individual retirement accounts, regular interest bearing statement savings accounts, certificates of deposit, commercial loans, real estate loans, home equity loans and consumer/installment loans. In addition, Florida Coastline National Bank will provide such consumer services as U.S. Savings Bonds, travelers checks, cashiers checks, safe deposit boxes, bank by mail services, direct deposit, credit cards and automatic teller services.

     The philosophy of management of Florida Coastline National Bank with respect to its initial operations will emphasize prompt and responsive personal service to members of the business and professional community of the Kendall area of Miami-Dade, Florida, in order to attract customers and acquire market share now controlled by other financial institutions in Florida Coastline National Bank's market area. Florida Coastline National Bank's location and range of banking services, as well as its emphasis on personal attention and service, prompt decision making and consistency in banking personnel, will be major tools in its efforts to capture such market share. In addition, Florida Coastline National Bank's executive officer has substantial banking experience, which will be an asset in providing both products and services designed to meet the needs of its customer base. The majority of the organizers/directors are active members of the business community in and around the Miami area, and continued active community involvement will provide an opportunity to promote Florida Coastline National Bank and its products and services. The organizers/directors intend to utilize target marketing and superior selling efforts in order to build a distinct institutional image for Florida Coastline National Bank and to capture a customer base.

MARKET AREA AND COMPETITION

     The primary market area for the proposed bank is the Kendall Trade Area which is located in Miami-Dade County, Florida and is an integral part of the Miami metropolitan area. The Kendall Trade Area has participated in the growth experienced by Miami-Dade County in recent years and its strategic location, just south of the City of Miami, makes it a location of choice for many residents taking advantage of the resources and job opportunities in the area.

     The Kendall Trade Area has a lower unemployment rate than the State of Florida which, in turn, is lower than the national average. The climate and geography of the area have encouraged strong population and economic growth. There are presently some 52,427 people employed in the Kendall Trade Area of which some 12,795 are employed in the health care industry. As of 1990, 75.9% of the employees had white collar occupations and 24.7% were classified as engaging in a "professional specialty." The largest single employer in the area is Baptist Health Systems, Inc. owner and operator of Baptist Hospital and South Miami Hospital. The two facilities employ approximately 5,000 persons.

     Miami-Dade County has many positive attributes that contribute to the Kendall Trade Area's business growth and stability. These include easy access to two interstate highways, an extensive rail service network, an international airport and a major port facility serving both commercial shipping and the cruise line industry.

     In 1990 the residential population of the Kendall Trade Area was approximately 76,241. The current population within this area is 80,354 and is projected to be approximately 82,229 by the year 2005. It is estimated that the average household income in the Kendall Trade Area is $112,324 and the average individual income is $86,918. Daily traffic counts indicate that some 21,000 cars per day pass the bank's proposed location.

     Florida Coastline National Bank will target its products and services to meet the needs of the area's small owner-operated businesses and individuals and will be a full-service bank, initially focusing on providing small to middle-market business loans, residential mortgages, and consumer loans. The organizers/directors estimate that more than 75% of Florida Coastline National Bank's proposed customer base will be businesses and/or residents located in the Kendall Trade Area. The primary service area represents a diverse market with a growing population and economy.

     Competition in the Kendall Trade Area is intense. As of 1999, total bank deposits in Kendall Trade Area were approximately $2 Billion; the market is served by a total of 33 bank branch offices, thrifts and credit unions. The regional bank holding companies represented are First Union National Bank, Union Planters Bank, Suntrust Bank, Colonial Bank and Washington Mutual Savings Bank.

     Financial institutions primarily compete with one another for deposits. In turn, a bank's deposit base directly affects such bank's loan activities and general growth. Primary methods of competition include interest rates on deposits and loans, service charges on deposit accounts and the designing of unique financial services products. Florida Coastline National Bank will be competing with financial institutions which have much greater financial resources than it will have, and which may be able to offer more and unique services and possibly better terms to their customers. However, the organizers/directors believe that the bank will be able to attract sufficient deposits to enable it to compete effectively with other area financial institutions. The organizers/directors believe that because Florida Coastline National Bank will have the advantage of being locally owned and managed, it will benefit from the high visibility and excellent business contacts of its organizers/directors.

     Florida Coastline National Bank will be in competition with existing area financial institutions other than commercial banks and savings and loan associations, including insurance companies, consumer finance companies, brokerage houses, credit unions and other business entities which have recently been invading the traditional banking markets. Due to the growth of Florida Coastline National Bank's market area, it is anticipated that additional competition will continue to be created by new entrants to the market.

DEPOSITS

     Florida Coastline National Bank will offer a full range of interest-bearing and non-interest-bearing accounts, including commercial and retail checking accounts, money market accounts, individual retirement accounts, regular interest-bearing statement savings accounts and certificates of deposit with fixed and variable rates and a range of maturity date options. The sources of deposits will be residents, businesses and employees of businesses within the Bank's market area, obtained through the personal solicitation of its officers and directors, direct mail solicitation, and advertisements published in the local media. Florida Coastline National Bank will pay competitive interest rates on time and savings deposits. In addition, the Bank will implement a service charge fee schedule competitive with other financial institutions in its market area, covering such matters as maintenance fees on checking accounts, per item processing fees on checking accounts, returned check charges and the like.

LENDING STRATEGIES

     We intend the Bank to operate as an equal opportunity lender to service the small to medium sized businesses, professionals and consumers in the Kendall Trade Area. Additionally, we plan to participate in the development of new businesses in the area by lending under the Small Business Administration program. We expect our lending activities to include commercial real estate, commercial lines of credit and loans for working capital and equipment. We anticipate that the vast majority of loans will be collateralized, however, we also recognize that in the Kendall Trade Area there exist many potential customers that possess sufficient net worth, income and stature in the community to warrant unsecured credit extensions.

     While the staff will aggressively seek loans, the Bank's lending strategies will be guided by a comprehensive credit policy. The loan approval process will be tiered with loan officers having a lending authority commensurate with their knowledge and experience. An Internal Loan Committee of officers and a Directors' Loan Committee will be part of the loan approval process. Loan officers and staff will be required to thoroughly underwrite and document each loan file prior to funding of a loan.

  Commercial Real Estate Lending


     The Bank anticipates that the majority of its commercial real estate loans will be made for owner-occupied properties. This type of loan will include income properties, retail centers and offices. Typical terms for these types of loans would be 3 to 7 year maturities based on a 10-25 year amortization schedule. Interest rates will be both fixed and floating rates tied to market indicators (NY Prime Rate or T-Bills). All of these options and terms will be based on the financial strength and character of each borrower, cash flow analysis, debt service ratio, market conditions and appraised value of the collateral. We intend our lending program to be a key element in establishing the basis of our local community-banking concept. As a result of making the loan to a borrower, the Bank will also seek to open the borrower's commercial deposit accounts allowing the relationship to grow into other services, both commercial and personal. Risks inherent in commercial real estate lending include downturn or failure of the borrower's business resulting in loan default and any substantial decrease in commercial real estate values. Credit underwriting includes a first lien on the land and building being purchased along with the personal guaranty of the owners, independent value appraisal and an analysis of the property's ability to generate cash flow if it were rented to another tenant, and sufficient hazard insurance to cover unforeseen loss or damage to the property.


  Other Commercial Loans


     As an additional source of loan business, the Bank will extend credit facilities for it's commercial/business customers in the form of loans for working capital, lines of credit, equipment or other business needs. Equipment and vehicle loans will be made on the basis of the depreciable life of the equipment and not longer than 60 -72 months. Other loans secured by assets, such as inventories and accounts receivable, will undergo annual underwriting reviews. Interest rates for these loans will generally be on a floating rate basis pegged to NY Prime. In addition to requiring annual financial information and credit analysis, visits to the borrower's place of business to inspect the collateral will be performed. Risks typical of this type of loan include fraud by the borrower that misrepresents sales volume or that does not use receivables to repay the line of credit. Underwriting criteria for working capital lines of credit include a blanket first lien on the borrower's assets, life insurance on the owners and key management personnel of the business, 3 year business history with a cash flow/debt service ratio in line with industry standards, clear credit history and satisfactory credit references and personal guaranties persons owning more than 10% of the Company's equity. Underwriting criteria for equipment loans includes a first lien on the equipment, 80% loan to value ratio and a clear credit history.


  Consumer Loans


     These loans have traditionally been vehicle and boat loans, home equity loans, home improvement loans, personal lines of credit and term loans secured by personal assets. We plan to offer Home Equity Credit lines and Home Improvement Loans on one to four family residential properties, financing of new and late-model used vehicles, and loans that will allow the bank's borrowers to derive tax benefits by using their personal residence as collateral. In our opinion, by taking both a security interest in the item purchased and a lien on the residence we can offer a potential tax benefit while competing with captive finance companies. Our market will be business owners, professionals, their employees and residents of the Kendall Trade Area. While all loans entail a risk of default, these loans have traditionally represented a minor risk since they are secured by collateral of greater value than the loan amount. Risks associated with consumer loans include inability to repay due to loss of employment, diminished value of collateral due to lender misuse, and interest rate risk for fixed rate loans in the event of an increase in interest rates.



     Underwriting criteria for home equity loans and home equity lines of credit include a second lien on the borrower's personal residence, 85% loan to value ratio based upon the market value of the residence, and sufficient hazard coverage to cover unexpected loss rendering the collateral valueless. Underwriting criteria for automobile and boat loans includes a lien on the boat or automobile, 80% loan to value ratio and adequate insurance coverage on the collateral.


  Residential Real Estate Loans

     Because the Kendall Trade Area includes an extensive residential area, we anticipate that there will be demand for residential real estate loans. While we anticipate offering these loans, we do not anticipate holding them in our portfolio. We will develop a program for referring these loans to outside mortgage lenders that will meet our customer's needs yet allow our bank to maintain its relationship with its customers.

CREDIT RISK

     While risk of loss in Florida Coastline National Bank's loan portfolio is primarily tied to the credit quality of the various borrowers, risk of loss may also increase due to factors beyond its control, such as local, regional and/or national economic downturns. General conditions in the real estate market may also impact the relative risk in Florida Coastline National Bank's real estate portfolio. Of Florida Coastline National Bank's target areas of lending activities, commercial loans are generally considered to have greater risk than real estate loans or consumer installment loans.

     The organizers/directors intend to originate loans and to participate with other banks with respect to loans which exceed Florida Coastline National Bank's lending limits. Management does not believe that loan participations will necessarily pose any greater risk of loss than loans which Florida Coastline National Bank originates.

INVESTMENTS

     In its first year of operation, management anticipates that investment securities will comprise approximately 55% of Florida Coastline National Bank's assets, other investments will comprise approximately 5% of its assets and loans will comprise approximately 40% of its assets. Florida Coastline National Bank intends to invest primarily in direct obligations of the United States, obligations guaranteed as to principal and interest by the United States, obligations of agencies of the United States, and certificates of deposit issued by commercial banks. In addition, Florida Coastline National Bank will enter into Federal Funds transactions with its principal correspondent banks and anticipates that it will primarily act as a net seller of such funds. The sale of Federal Funds amounts to a short-term loan from Florida Coastline National Bank to another bank.

ASSET AND LIABILITY MANAGEMENT

     It is the objective of Florida Coastline National Bank to manage its assets and liabilities to provide a satisfactory, consistent level of profitability. Florida Coastline National Bank's executive officers and the Asset/Liability Committee of the board of directors will be responsible for monitoring interest-bearing assets and interest-bearing liabilities to ensure stability of earnings. It is the overall philosophy of management to support asset growth primarily through growth of core deposits, which include deposits of all categories made by individuals, partnerships and corporations. Management will seek to invest the largest portion of Florida Coastline National Bank's assets in commercial, consumer and real estate loans.

     Florida Coastline National Bank's asset/liability mix likely will be monitored on a daily basis with a monthly report reflecting interest-sensitive assets and interest-sensitive liabilities being prepared and presented to the board of directors. The objective of this policy is to control interest-sensitive assets and liabilities so as to minimize the impact of substantial movements of interest rates on Florida Coastline National Bank's earnings.

CORRESPONDENT BANKING

     Correspondent banking involves the providing of services by one bank to another bank which, from an economic or practical standpoint, cannot provide that service for itself. Florida Coastline National Bank may purchase correspondent services offered by larger banks, including check collections, purchase of Federal Funds, security safekeeping, investment services, coin and currency supplies, overline and liquidity loan participations, and sales of loans to or participations with correspondent banks.

     Florida Coastline National Bank anticipates that it will sell loan participations to correspondent banks with respect to loans which exceed its lending limit. As compensation for services provided by a correspondent, Florida Coastline National Bank may maintain certain balances with such correspondents in non-interest bearing accounts.

DATA PROCESSING

     Florida Coastline National Bank intends to enter into a data processing servicing agreement with a third party vendor which has not been identified at this time. It is expected that this servicing agreement will provide Florida Coastline National Bank with a full range of data processing services, including an automated general ledger, deposit accounting, commercial, real estate and installment lending, data processing, and central information filing.

EMPLOYEES

     In their first year of operation, Florida Coastline Community Group and Florida Coastline National Bank anticipate that they will employ 10 persons, including 4 officers. Florida Coastline National Bank will hire additional persons as needed, including additional tellers and financial service representatives.

MONETARY POLICIES

     The results of operations of Florida Coastline National Bank will be affected by credit policies of monetary authorities, particularly the Federal Reserve Board. The instruments of monetary policy employed by the Federal Reserve Board include open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings, changes in reserve requirements against member bank deposits and limitations on interest rates which member banks may pay on time and savings deposits. In view of changing conditions in the national economy and in the money markets, as well as the effect of action by monetary and fiscal authorities, including the Federal Reserve Board, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand, or the business and earnings of Florida Coastline National Bank.

                           SUPERVISION AND REGULATION

     Florida Coastline Community Group and Florida Coastline National Bank will operate in a highly regulated environment, and their business activities will be governed by statute, regulation, and administrative policies. The business activities of Florida Coastline Community Group and Florida Coastline National Bank will be closely supervised by a number of regulatory agencies, including the Federal Reserve Board, the OCC, and the FDIC.

     Florida Coastline Community Group will be regulated by the Federal Reserve Board under the federal Bank Holding Company Act, which requires every bank holding company to obtain the prior approval of the Federal Reserve Board before acquiring more than 5% of the voting shares of any bank or all or substantially all of the assets of a bank, and before merging or consolidating with another bank holding company. The Federal Reserve Board (pursuant to regulation and published policy statements) has maintained that a bank holding company must serve as a source of financial strength to its subsidiary banks. In adhering to the Federal Reserve Board policy, Florida Coastline Community Group may be required to provide financial support to its subsidiary bank at a time when, absent such Federal Reserve Board policy, Florida Coastline Community Group may not deem it advisable to provide such assistance.

     Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, which became effective in November 1994, the restrictions on interstate acquisitions of banks by bank holding companies were repealed on September 29, 1995. The effect of the repeal of these restrictions is that Florida Coastline Community Group and any other bank holding company located in Florida are able to acquire a bank located in any other state, and a bank holding company located outside Florida can acquire any Florida-based bank, in either case subject to certain deposit percentage and other restrictions. The legislation also provides that, unless an individual state elects beforehand either

     - to accelerate the effective date or

     - to prohibit out-of-state banks from operating interstate branches within its territory, on or after June 1, 1997,

adequately capitalized and managed bank holding companies will be able to consolidate their multistate bank operations into a single bank subsidiary and to branch interstate through acquisitions. De novo branching by an out-of-state bank would be permitted only if it is expressly permitted by the laws of the host state. The authority of a bank to establish and operate branches within a state will continue to be subject to applicable state branching laws.

     A bank holding company is generally prohibited from acquiring control of any company which is not a bank and from engaging in any business other than the business of banking or managing and controlling banks. However, there are certain activities which have been identified by the Federal Reserve Board to be so closely related to banking as to be a proper incident thereto and thus permissible for bank holding companies, including the following activities:

     - acting as investment or financial advisor to subsidiaries and certain outside companies;

     - leasing personal and real property or acting as a broker with respect thereto;

     - providing management consulting advice to nonaffiliated banks and nonbank depository institutions;

     - operating collection agencies and credit bureaus;

     - acting as a futures commission merchant;

     - providing data processing and data transmission services;

     - acting as an insurance agent or underwriter with respect to limited types of insurance; or performing real estate appraisals;

     - arranging commercial real estate equity financing;

     - providing securities brokerage services; and

     - underwriting and dealing in obligations of the United States, the states and their political subdivisions.

     In determining whether an activity is so closely related to banking as to be permissible for bank holding companies, the Federal Reserve Board is required to consider whether the performance of such activities by a bank holding company or its subsidiaries can reasonably be expected to produce such benefits to the public as greater convenience, increased competition and gains in efficiency that outweigh such possible adverse effects as undue concentration of resources, decreased or unfair competition, conflicts of interest and unsound banking practices. Generally, bank holding companies are required to obtain prior approval of the Federal Reserve Board to engage in any new activity not previously approved by the Federal Reserve Board.

     As a national bank, Florida Coastline National Bank is subject to the supervision of the OCC and, to a limited extent, the FDIC and the Federal Reserve Board. With respect to expansion, national banks with a home state of Florida may establish branch banks to the same extent that any Florida state-chartered bank may do so.

     Florida Coastline National Bank is also subject to the Florida banking and usury laws restricting the amount of interest which it may charge in making loans or other extensions of credit. In addition, Florida Coastline National Bank, as a subsidiary of Florida Coastline Community Group, is subject to restrictions under federal law in dealing with Florida Coastline Community Group and other affiliates, if any. These restrictions apply to extensions of credit to an affiliate, investments in the securities of an affiliate and the purchase of assets from an affiliate.

     Loans and extensions of credit by national banks are subject to legal lending limitations. Under federal law, a national bank may grant unsecured loans and extensions of credit in an amount up to 15% of its unimpaired capital and surplus to any person if the loans and extensions of credit are not fully secured by collateral having a market value at least equal to their face amount. In addition, a national bank may grant loans and extensions of credit to a single person up to 15% of its unimpaired capital and surplus, provided that the transactions are fully secured by readily marketable collateral having a market value determined by reliable and continuously available price quotations, at least equal to the amount of funds outstanding. Loans and extensions of credit may exceed the general lending limit if they qualify under one of several exceptions. Such exceptions include certain loans or extensions of credit arising from loans secured by U.S. obligations and loans to or guaranteed by the federal government.

     Both Florida Coastline Community Group and Florida Coastline National Bank are subject to regulatory capital requirements imposed by the Federal Reserve Board and the OCC. In 1989, both the Federal Reserve Board and the OCC issued new risk-based capital guidelines for bank holding companies and banks which make regulatory capital requirements more sensitive to differences in risk profiles of various banking organizations. The capital adequacy guidelines issued by the Federal Reserve Board are applied to bank holding companies on a consolidated basis with the banks owned by the holding company. The OCC's risk capital guidelines apply directly to national banks regardless of whether they are a subsidiary of a bank holding company. Both agencies' requirements (which are substantially similar), provide that banking organizations must have capital equivalent to 8% of weighted risk assets. The risk weights assigned to assets are based primarily on credit risks. Depending upon the riskiness of a particular asset, it is assigned to a risk category. For example, securities with an unconditional guarantee by the United States government are assigned to the lowest risk category. A risk weight of 50% is assigned to loans secured by owner-occupied one to four family residential mortgages, provided that certain conditions are met. The aggregate amount of assets assigned to each risk category is multiplied by the risk weight assigned to that category to determine the weighted values, which are added together to determine total risk-weighted assets. Both the Federal Reserve Board and the OCC have also implemented new minimum capital leverage ratios to be used in tandem with the risk-based guidelines in assessing the overall capital adequacy of banks and bank holding companies. Under these rules, banking institutions are required to maintain a ratio of 3% "Tier 1" capital to total assets (net of goodwill). Tier 1 capital includes common shareholders equity, noncumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries.

     Both the risk-based capital guidelines and the leverage ratio are minimum requirements, applicable only to top-rated banking institutions. Institutions operating at or near these levels are expected to have well-diversified risk, high asset quality, high liquidity, good earnings and in general, have to be considered strong banking organizations, rated composite 1 under the CAMELS rating system for banks. Institutions with lower ratings and institutions with high levels of risk or experiencing or anticipating significant growth would be expected to maintain ratios 100 to 200 basis points above the stated minimums.

     The OCC has amended the risk-based capital guidelines applicable to national banks in an effort to clarify certain questions of interpretation and implementation, specifically with regard to treatment of originated and purchased mortgage servicing rights and other intangible assets. The OCC's guidelines provide that intangible assets are generally deducted from Tier 1 capital in calculating a bank's risk-based capital ratio. However, certain intangible assets which meet specified criteria ("qualifying intangibles") such as mortgage servicing rights are retained as a part of Tier 1 capital. The OCC currently maintains that only mortgage servicing rights and purchased credit card relationships meet the criteria to be considered qualifying intangibles. The OCC's guidelines formerly provided that the amount of such qualifying intangibles that may be included in Tier 1 capital was strictly limited to a maximum of 25% of total Tier 1 capital. The OCC has amended its guidelines to increase the limitation on such qualifying intangibles from 25% to 50% of Tier 1 capital and further to permit the inclusion of purchased credit card relationships as a qualifying intangible asset.

     In addition, the OCC has adopted rules which clarify treatment of asset sales with recourse not reported on a bank's balance sheet. Among assets affected are mortgages sold with recourse under Fannie Mae, Freddie Mac and Farmer Mac programs. The rules clarify that even though those transactions are treated as asset sales for bank Call Report purposes, those assets will still be subject to a capital charge under the risk-based capital guidelines.

     The OCC, the Federal Reserve Board and the FDIC have adopted final regulations revising their risk-based capital guidelines to further ensure that the guidelines take adequate account of interest rate risk. Interest rate risk is the adverse effect that changes in market interest rates may have on a bank's financial condition and is inherent to the business of banking. Under the new regulations, when evaluating a bank's capital adequacy, the agency's capital standards now explicitly include a bank's exposure to declines in the economic value of its capital due to changes in interest rates. The exposure of a bank's economic value generally represents the change in the present value of its assets, less the change in the value of its liabilities, plus the change in the value of its interest rate off-balance sheet contracts. Concurrently, the agencies issued a joint policy statement to bankers, effective June 26, 1996, to provide guidance on sound practices for managing interest rate risk. In the policy statement, the agencies emphasize the necessity of adequate oversight by a bank's board of directors and senior management and of a comprehensive risk management process. The policy statement also describes the critical factors affecting the agencies' evaluations of a bank's interest rate risk when making a determination of capital adequacy. The agencies' risk assessment approach used to evaluate a bank's capital adequacy for interest rate risk relies on a combination of quantitative and qualitative factors. Banks that are found to have high levels of exposure and/or weak management practices will be directed by the agencies to take corrective action.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 (the "Act"), enacted on December 19, 1991, provides for a number of reforms relating to the safety and soundness of the deposit insurance system, supervision of domestic and foreign depository institutions and improvement of accounting standards. One aspect of the Act involves the development of a regulatory monitoring system requiring prompt action on the part of banking regulators with regard to certain classes of undercapitalized institutions. While the Act does not change any of the minimum capital requirements, it directs each of the federal banking agencies to issue regulations putting the monitoring plan into effect. The Act creates five "capital categories" ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "criti-cally undercapitalized") which are defined in the Act and which will be used to determine the severity of corrective action the appropriate regulator may take in the event an institution reaches a given level of under capitalization. For example, an institution which becomes "undercapitalized" must submit a capital restoration plan to the appropriate regulator outlining the steps it will take to become adequately capitalized. Upon approving the plan, the regulator will monitor the institution's compliance. Before a capital restoration plan will be approved, any entity controlling a bank (i.e., holding companies) must guarantee compliance with the plan until the institution has been adequately capitalized for four consecutive calendar quarters. The liability of the holding company is limited to the lesser of five percent of the institution's total assets or the amount which is necessary to bring the institution into compliance with all capital standards. In addition, "undercapitalized" institutions will be restricted from paying management fees, dividends and other capital distributions, will be subject to certain asset growth restrictions and will be required to obtain prior approval from the appropriate regulator to open new branches or expand into new lines of business.

     As an institution drops to lower capital levels, the extent of action to be taken by the appropriate regulator increases, restricting the types of transactions in which the institution may engage and ultimately providing for the appointment of a receiver for certain institutions deemed to be critically undercapitalized.

     The Act also provides that banks have to meet new safety and soundness standards. In order to comply with the Act, the Federal Reserve Board, the OCC and the FDIC have adopted regulations defining operational and managerial standards relating to internal controls, loan documentation, credit underwriting, interest rate exposure, asset growth, and compensation, fees and benefits.

     Both the capital standards and the safety and soundness standards which the Act seeks to implement are designed to bolster and protect the deposit insurance fund.

     In response to the directive issued under the Act, the regulators have established regulations which, among other things, prescribe the capital thresholds for each of the five capital categories established by the Act. The following table reflects the capital thresholds:

                                                     TOTAL RISK-BASED   TIER 1 RISK BASED       TIER 1
                                                      CAPITAL RATIO       CAPITAL RATIO     LEVERAGE RATIO
                                                     ----------------   -----------------   --------------
Well capitalized(1)................................        10.0%                6.0%              5.0%
Adequately Capitalized(1)..........................         8.0%                4.0%              4.0%(2)
Undercapitalized(3)................................       G 8.0%              G 4.0%            G 4.0%(4)
Significantly Undercapitalized(3)..................       G 6.0%              G 3.0%            G 3.0%
Critically Undercapitalized........................          --                  --             G 2.0%(5)

---------------

(1) An institution must meet all three minimums.
(2) 3.0% for composite 1-rated institutions, subject to appropriate federal banking agency guidelines.
(3) An institution falls into this category if it is below the specified capital level for any of the three capital measures.
(4) Less than 3.0% for composite 1-rated institutions, subject to appropriate federal banking agency guidelines.
(5) Ratio of tangible equity to total assets.

     As a national bank, Florida Coastline National Bank is subject to examination and review by the Office of the Comptroller of the Currency. This examination is typically completed on-site at least annually and is subject to off-site review at call. The Office of the Comptroller of the Currency, at will, can access quarterly reports of condition, as well as such additional reports as may be required by the national banking laws.

     As a bank holding company, Florida Coastline Community Group is required to file with the Federal Reserve Board an annual report of its operations at the end of each fiscal year and such additional information as the Federal Reserve Board may require pursuant to the Act. The Federal Reserve Board may also make examinations of Florida Coastline Community Group and each of its subsidiaries.

     The scope of regulation and permissible activities of Florida Coastline Community Group and Florida Coastline National Bank is subject to change by future federal and state legislation. In addition, regulators sometimes require higher capital levels on a case-by-case basis based on such factors as the risk characteristics or management of a particular institution. Florida Coastline Community Group and Florida Coastline National Bank are not aware of any attributes of their operating plan that would cause regulators to impose higher requirements.

                                   MANAGEMENT

ORGANIZERS/DIRECTORS AND EXECUTIVE OFFICERS

     The following indicates the identities of the proposed organizers/directors and executive officers of Florida Coastline Community Group and Florida Coastline National Bank. All of the organizers/directors and executive officers reside in or near Miami, Florida. Each director shall serve as director for the period beginning with their election as director until the next annual meeting.


     Maria T. Alvarez Age 43. Ms. Alvarez has over 15 years experience as a real estate broker in the greater Miami area, she has been the manager of Fortune Realty in Miami for the past 8 years.

- Organizer - Holding Company Director


     Lawrence Feldman, M.D. Age 49. Dr. Feldman has over 15 years experience of owning and operating Rabin and Feldman M.D., P.A, a medical practice in South Miami.

- Organizer - Proposed Bank Director - Holding Company Director


     Juergen Eisermann, M.D. Age 46. Dr. Eiserman has over 20 years experience of owning and operating South Florida Institute for Reproductive Medicine in Miami-Dade and Broward Counties.

- Organizer - Holding Company Director

     Patricia Greenberg Age 40. Ms. Greenberg is President of National Healthcare Associates, a healthcare consulting firm providing planning, financial and operational success to healthcare providers throughout the United States.
- Organizer - Holding Company Director


     Robert Harden Age 58. Mr. Harden has been the owner and operator of Spot Coolers of Miami for the past 7 years and is currently of the Energy Rental Division of General Electric.

- Organizer - Proposed Bank Director - Holding Company Director

     Tamas Kallos, M.D. Age 63. Dr. Kallos, is a recently retired physician, and was the senior partner of a 25 person anesthesiology medical practice at South Miami Hospital for the past 20 years.
- Organizer - Proposed Bank Director - Holding Company Director


     Linda Marraccini, M.D. Age 47. Dr. Marraccini has owned and operated Linda Marraccini M.D., P.A,, a medical practice in South Miami for over 20 years.

- Organizer - Holding Company Director


     Duffield Matson Age 46. Mr. Matson, has been an insurance and surety bond broker with Matson Surety Agency for over 10 years.

- Organizer - Proposed Bank Director - Holding Company Director

     James C. Merrill, III Age 50. Mr. Merrill, is Chairman of Merrill Stevens Dry Dock Company.
- Organizer - Proposed Bank Director - Holding Company Director


     Hans C. Mueller Age 49. Mr. Mueller has been a commercial banker in Miami for the last 25 years. Most recently he served as CEO of Pan American Bank, prior to that he served as CEO of Trade National Bank and Executive Vice President and CEO of Plaza Bank of Miami.

- Organizer - Holding Company Director, Chairman, President and CEO - Proposed Bank Director, Chairman, President and CEO


     Kaye Pearson Age 60. Mr. Pearson, who started his career as a commercial banker, has been the owner of Show Management for the past 25 years.

- Organizer - Holding Company Director

     Norman C. Powell, Esq. Age 35. Mr. Powell is an attorney of the law firm of Bilzen, Sunberg, Dunn and Axelrod.
- Organizer - Proposed Bank Director - Holding Company Director

     George Quintairos, Esq. Age 39. Mr. Quintairos is the senior partner of his law firm, Quintairos, Prieto, McCumber and Wood. Mr. Quintairos' law firm specializes in the defense of health care professionals and nursing homes in medical malpractice cases.
- Organizer - Holding Company Director


     Mary Lou Rodon-Alvarez, Esq. Age 45. Mrs. Rodon-Alvarez is an attorney who has owned and operated her law practice the Schrieber-Rodan Alvarez Law Firm for over 10 years. During this time Mrs. Alvarez has specialized her law practice in commercial law, defending the interest of banks and financial institutions.

- Organizer - Proposed Bank Director - Holding Company Director

     Steve Sapp Age 43. Mr. Sapp is the owner and operator of Sapp Farms, a fifth generation citrus farming concern. He is also a CPA and the President of the Farm Bureau.
- Organizer - Proposed Bank Director - Holding Company Director

     Jose Sirven, Esq. Age 44. Mr. Sirven is a Senior Partner with the Law Offices of Holland and Knight. Mr. Sirven has represented banks for over 15 years on general banking matters and he has also served on the Board of Directors of Florida International Bank, which was a local community bank.
- Organizer - Holding Company Director

     Stephen D. Taylor Age 55. Mr. Taylor is a retired banker with over 20 years experience as an executive at Citibank and 4 years as CEO of American Savings of Florida.
- Organizer - Proposed Bank Director - Holding Company Director

     Erik Van Ginkel, M.D. Age 48. Dr. Van Ginkel has owned and operated his own medical practice for over 10 years. Dr. Van Ginkel heads the addiction treatment program at South Miami Hospital.
- Organizer - Holding Company Director

     Hugh L. Wood, Esq. Age 44. Mr. Wood is a partner of the law firm of Quintairos, Prieto, McCumber and Wood. Mr. Wood and his firm specialize in the representation of health care professionals and nursing homes in medical malpractice suits.
- Organizer - Holding Company Director

     There are no family relationships between any director or executive officer and any other director or executive officer of Florida Coastline Community Group.

     Each of Florida Coastline National Bank's proposed directors will, upon approval of the Office of the Comptroller of the Currency, serve until Florida Coastline National Bank's first shareholders' meeting, which meeting will be held shortly after Florida Coastline National Bank receives its charter. At that meeting, Florida Coastline Community Group, as sole shareholder of Florida Coastline National Bank, intends to elect each interim director to Florida Coastline National Bank's board of directors, and intends to elect Hans C. Mueller as President and Chief Executive Officer of Florida Coastline National Bank. After the first shareholders' meeting, directors of Florida Coastline National Bank will serve for a term of one year and will be elected each year at its Annual Meeting of Shareholders. Florida Coastline National Bank's officers will be appointed by its board of directors and will hold office at the will of the board.

EXECUTIVE COMPENSATION

     The following table provides certain summary information concerning compensation paid or accrued by Florida Coastline Community Group to or on behalf of its Chief Executive Officer for the year ended December 31, 2000. No other officers or directors of the Board have received compensation in excess of $100,000 for services to Florida Coastline Community Group.

SUMMARY COMPENSATION TABLE

                                                              ANNUAL COMPENSATION
NAME AND                                                      -------------------
PRINCIPAL POSITION                                            YEAR      SALARY      BONUS
------------------                                            -----   -----------   ------
Hans C. Mueller.............................................  2000    $100,000(1)   $  -0-
  President, Chairman and
  Chief Executive Officer

---------------

(1) Salary figure reflects an annualized salary of $120,000 pro-rated from June 1, 2000, the date Mr. Mueller was first employed by Florida Coastline Community Group and includes an additional $30,000 that the organizers and potential directors voted to pay Mr. Mueller as compensation for his services for the period of January 1, 2000 to May 31, 2000.

EMPLOYMENT AGREEMENT


     The Organizers/directors have entered into an employment agreement with Hans C. Mueller pursuant to which Mr. Mueller is to become employed as President, Chairman and Chief Executive Officer of Florida Coastline National Bank and with respect to which he did become the President of Florida Coastline Community Group for a period beginning June 1, 2000, and ending on May 21, 2005. Under the employment agreement, Mr. Mueller is entitled to receive a minimum annual base salary of $140,000, which may be increased from time to time in the sole discretion of the board of directors of Florida Coastline National Bank. Mr. Mueller and the organizers/directors have agreed, pursuant to vote of the organizers and proposed directors taken at an organizational meeting held on June 15, 2000, that until Florida Coastline National Bank has opened for business, Mr. Mueller will be paid at a rate of $10,000 per month or $120,000 per year on an annualized basis. Once Florida Coastline National Bank has opened, Mr. Mueller will be paid at the rate specified in the Employment Agreement. In addition, Mr. Mueller will be provided with an automobile allowance of $500.00 per month.


     Beginning on the first anniversary of Florida Coastline National Bank's opening for business and on each successive anniversary Mr. Mueller shall be eligible to receive in addition to his base salary such performance bonuses as are to be determined in the discretion of the board of directors of Florida Coastline National Bank. Beginning on the end of the first year in which Florida Coastline National Bank becomes profitable on a cumulative basis and continuing in each successive year thereafter during the term of the employment agreement, Mr. Mueller shall receive a bonus equal to 5% of the net pre-tax income of Florida Coastline National Bank up to a maximum in any given year of 100% of Mr. Mueller's base salary. The payment of this bonus shall be contingent upon (i) the achievement of certain performance goals mutually agreed upon by Mr. Mueller and the Board of Directors of the Bank; (ii) the overall condition of the Bank must be "satisfactory in the opinion of the OCC; and (iii) the Bank must be "well capitalized" pursuant to the FDIC Improvement Act of 1991.

     The employment agreement provides for the grant of stock options to Mr. Mueller in the amount of 30,000 shares or 3% of the common stock of Florida Coastline Community Group offered in its initial public offering, at a purchase price of $10.00 per share pursuant to an incentive stock option plan which was adopted by the board of directors of Florida Coastline Community Group in March of 2001. Twenty percent of these options will vest beginning on the date Florida Coastline National Bank opens for business, and 20% will vest on each of the four successive anniversaries of its opening for business. All such options will be exercisable for a period of 10 years from the date of grant.

     The employment agreement also provides that Mr. Mueller will receive any and all benefits, such as health, hospitalization, disability, and term life insurance, generally made available to other senior executives of Florida Coastline Community Group and Florida Coastline National Bank.

     Additionally, the employment agreement provides that Florida Coastline Community Group will purchase Mr. Mueller's existing $1,000,000 prepaid split dollar life insurance policy for $192,333 at the time that Florida Coastline National Bank commences operations. The policy was purchased in order to provide Mr. Mueller with a deferred compensation benefit that would provide a retirement income. The beneficiary of the policy is Mr. Mueller's estate. In June 2000 the Organizers of Florida Coastline National Bank retained the services of Hans C. Mueller and agreed that upon its approval and opening the new Bank it would agree to invest $175,000.00 in the Policy. As collateral for the investment, Mr. Mueller will assign the cash surrender value of the life insurance policy to the Bank along with an assignment of the death benefit to a maximum of $175,000.00, with the remaining death benefit going to Mueller's estate. Mr. Mueller has agreed to purchase the life insurance policy upon the termination of his employment with the Bank.


     The employment agreement is terminable at any time by Florida Coastline Community Group's board of directors subject to the payment of severance benefits. In addition, Mr. Mueller may terminate the employment agreement himself upon a change in control of Florida Coastline Community Group, and would be entitled thereunder to receive a cash payment equal to 200% of the compensation and bonus paid to him in the preceding year.


     "Change of control" includes:

     - acquisition or beneficial ownership of by any person, entity or group of 50% or more of the outstanding shares of common stock of Florida Coastline Community Group

     - the sale of all or substantially all of the assets of Florida Coastline Community Group; or

     - the liquidation of Florida Coastline Community Group after the Bank has opened for business

     The agreement provides severance benefits in the event Mr. Mueller is terminated by the Bank "without cause," equal to Mr. Mueller's base salary for a period of six months. Mr. Mueller may terminate the agreement "without cause" and in such event neither Florida Coastline National Bank would incur any post termination obligations other then for monies already paid. Florida Coastline Community Group may terminate the agreement at any time for proper cause without incurring any post-termination obligations other than for monies already paid. Proper cause for termination includes:

     - Receipt by the Bank of written notice from the OCC that the OCC has criticized the Executive's performance or his area of responsibility, and has either (a) rated the Bank a "4" or a "5" under the Uniform Financial Rating System or (b) has determined that the Bank is in a "troubled condition" as defined under Section 914 of the Financial Institutions Reform and Enforcement Act of 1989;

     - Failure of Executive to follow reasonable written instructions or policies of the Board of Directors of the Bank;

     - Gross negligence or willful misconduct of Executive materially damaging to the business of the Bank during the term of this Agreement or not disclosed to the Bank prior to the commencement of the term of this Agreement; or

     - Arrest for, charged in relation to, by criminal information, indictment or otherwise, or conviction of Executive during the term of this Agreement of a crime involving breach of trust or moral turpitude.

     - failure or regulatory takeover of the Bank.

COMPENSATION OF DIRECTORS

     Directors will not receive any compensation during Florida Coastline National Bank's first year of operations. The Company intends, however, to seek the approval of its shareholders at the next annual shareholder meeting, for the adoption of outside director stock option plan whereby each director of the Bank and the Company would automatically receive the annual grant of 500 stock option with an exercise price of the greater of fair market value or $10.00 per share. The options are designed to provide incentive compensation to directors in the event that Florida Coastline Community Group's common stock increases in value during the term of such options.

STOCK OPTION PLAN

     Florida Coastline Community Group's board of directors has adopted an incentive stock option plan to cover Mr. Mueller's options and to reward employees who are contributing significantly to the management or operation of the business of Florida Coastline Community Group or its subsidiaries as determined by a committee designated by the board of directors to administer the plan. The plan was approved by the initial shareholders of Florida Coastline Community Group. The plan provides for the grant of options at the discretion of the committee administering the plan. No person may serve as a member of the committee who is then eligible for a grant of options under the plan or has been so eligible for a period of one year prior to his or her service on the committee. The option exercise price must be at least 100% (110% in the case of a holder of 10% or more of the common stock) of the fair market value of the stock on the date the option is granted. The options are exercisable by the holder thereof in full at any time prior to their expiration in accordance with the terms of the plan. Stock options granted pursuant to the plan will expire on or before the date which is the tenth anniversary of the date the option is granted, or the date which is the fifth anniversary of the date the option is granted in the event that the option is granted to a key employee who owns more than 10% of the total combined voting power of all classes of stock of Florida Coastline Community Group or any of its subsidiaries, if any.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     Florida Coastline Community Group has issued 151,050 shares to its organizers/directors in a private offering. As indicated in the table below, which specifies the percentage of common stock to be owned by the organizers/directors assuming completion of the minimum offering of 750,000 shares, the organizers/directors as a group have purchased for 151,050 shares in the private offering, which will equal approximately 16.7% of the 901,050 shares to be outstanding upon completion of the minimum offering or 15.1% of the 1,001,050 shares to be outstanding upon completion of the maximum offering. In addition, on the date Florida Coastline National Bank opens for business, Florida Coastline Community Group will grant up to 75,000 warrants to the organizers/directors. See "Terms of the Offering -- Purchases by Organizers/Directors of Florida Coastline Community Group" beginning on page 12.



                                                             NUMBER OF SHARES         PERCENTAGE OF
                                                            BENEFICIALLY OWNED   OUTSTANDING SHARES OWNED
                                                                AFTER THIS         AFTER THIS OFFERING
NAME AND ADDRESS                                               OFFERING(1)       (IF THE MINIMUM IS SOLD)
----------------                                            ------------------   ------------------------
Maria T. Alvarez..........................................        10,000                      1%
  8570 S.W. 74th Terrace
  Miami, Florida 33143
Juergen Eisermann, M.D....................................        12,000                    1.2%
  7300 S.W. 62nd Place, Fourth Floor
  Miami, Florida 33143
Lawrence Feldman, M.D.....................................         6,000                     .6%
  7000 S.W. 62nd Avenue, Suite 400
  Miami, Florida 33143
Patricia Greenberg........................................         6,000                     .6%
  999 Ponce de Leon Blvd., Suite 950
  Coral Gables, Florida 33134

                                                             NUMBER OF SHARES         PERCENTAGE OF
                                                            BENEFICIALLY OWNED   OUTSTANDING SHARES OWNED
                                                                AFTER THIS         AFTER THIS OFFERING
NAME AND ADDRESS                                               OFFERING(1)       (IF THE MINIMUM IS SOLD)
----------------                                            ------------------   ------------------------
Robert Harden.............................................        12,500                   1.25%
  12019 S.W. 114th Place
  Miami, Florida 33176
Tamas Kallos, M.D.........................................        12,000                    1.2%
  10 Edgewater Drive, #7D
  Coral Gables, Florida 33133
Duffield Matson...........................................         1,500                    .15%
  770 South Dixie Highway, Suite 101
  Coral Gables, Florida 33146
Linda Marraccini, M.D.....................................         3,500                    .34%
  6280 Sunset Drive, Suite 407
  Miami, Florida 33143
James C. Merrill, III.....................................         2,000                     .2%
  1270 N.W. 11th Street
  Miami, Florida 33125
Hans C. Mueller...........................................         4,550                    .45%
  255 Palm Avenue
  Miami Beach, Florida 33139
Kaye Pearson..............................................        16,000                    1.6%
  1115 N.E. 9th Avenue
  Fort Lauderdale, Florida 33304
Norman C. Powell, Esq.....................................         5,000                     .5%
  320 Grand Concourse
  Miami Shores, Florida 33138
George Quintairos, Esq....................................        19,000                    1.9%
  9200 South Dadeland Blvd., Suite 825
  Miami, Florida 33156
Mary Lou Rodon-Alvarez, Esq...............................         7,500                     .9%
  2222 Ponce de Leon Blvd., Penthouse
  Coral Gables, Florida 33134
Steve Sapp, CPA...........................................         5,000                     .5%
  27451 S.W. 170th Avenue
  Homestead, Florida 33031

                                                             NUMBER OF SHARES         PERCENTAGE OF
                                                            BENEFICIALLY OWNED   OUTSTANDING SHARES OWNED
                                                                AFTER THIS         AFTER THIS OFFERING
NAME AND ADDRESS                                               OFFERING(1)       (IF THE MINIMUM IS SOLD)
----------------                                            ------------------   ------------------------
Jose Sirven, Esq..........................................         1,000                     .1%
  701 Brickell Avenue, Suite 3000
  Miami, Florida 33131
Stephen D. Taylor.........................................        12,000                    1.2%
  1172 South Dixie Highway #441
  Miami, Florida 33146
Erik Van Ginkel, M.D......................................         8,000                     .8%
  6200 S.W. 73rd Street
  Miami, Florida 33143
Hugh L. Wood, Esq.........................................         7,500                    .75%
  9200 South Dadeland Blvd., Suite 825
  Miami, Florida 33156
                                                                 -------                   ----
Directors and executive officers as a group
  (nineteen (19) individuals).............................       151,050                   15.1%
                                                                 =======                   ====

                              CERTAIN TRANSACTIONS

BANKING TRANSACTIONS

     Once Florida Coastline National Bank opens for business, it is anticipated that it will extend loans from time to time to certain of its directors, executive officers, their associates, and members of the immediate families of the directors. These loans will be made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not affiliated with Florida Coastline Community Group or Florida Coastline National Bank, and will not involve more than the normal risk of collectability or present other unfavorable features.


PRIVATE OFFERING TO ORGANIZERS/DIRECTORS



     The organizers/directors have purchased a total of 151,050 shares in a private offering limited to the organizers/directors. Funds raised in this private offering have been and will be used to pay for organizational and pre-opening expenses and to capitalize the Company.


                          DESCRIPTION OF CAPITAL STOCK


     The authorized capital stock of Florida Coastline Community Group consists of 10,000,000 shares of common stock, $.01 par value, and 1,000,000 shares of preferred stock, $.01 par value. 151,050 shares of Florida Coastline Community Group are presently issued and outstanding.


COMMON STOCK

     The holders of common stock are entitled to elect the members of the board of directors of Florida Coastline Community Group and such holders are entitled to vote as a class on all matters required or permitted to be submitted to the shareholders of Florida Coastline Community Group.

     No holder of any class of stock of Florida Coastline Community Group has preemptive rights with respect to the issuance of shares of that or any other class of stock and the common stock is not entitled to cumulative voting rights with respect to the election of directors.

     The holders of common stock are entitled to dividends and other distributions if, as, and when declared by the board of directors out of assets legally available therefor. Upon the liquidation, dissolution, or winding up of Florida Coastline Community Group, the holder of each share of common stock will be entitled to share equally in the distribution of Florida Coastline Community Group's assets. The holders of common stock are not entitled to the benefit of any sinking fund provision. The shares of common stock of Florida Coastline Community Group are not subject to any redemption provisions, nor are they convertible into any other security or property of Florida Coastline Community Group. All outstanding shares of each class of common stock are, and the shares to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

     The board of directors may, without approval of Florida Coastline Community Group's shareholders, from time to time authorize the issuance of preferred stock in one or more series for such consideration and, within certain limits, with such relative rights, preferences and limitations as the board of directors may determine. The relative rights, preferences and limitations that the board of directors has the authority to determine as to any such series of preferred stock include, among other things, dividend rights, voting rights, conversion rights, redemption rights and liquidation preferences. Because the board of directors has the power to establish the relative rights, preferences and limitations of each series of preferred stock, it may afford to the holders of any such series preferences and rights senior to the rights of the holders of shares of common stock.

WARRANTS


     Florida Coastline Community Group is authorized to issue warrants to purchase up to 75,000 shares of common stock . Each warrant entitles the holder to purchase one share of common stock at an exercise price of $10.00 per share for a period of ten years beginning on the first anniversary of the date Florida Coastline National Bank opens for business. The warrants will become exercisable beginning on the date Florida Coastline National Bank opens for business. Each organizer/director will be granted one warrant for every two shares that he or she has purchased in the private offering to the organizers/directors.


     The warrants have antidilution provisions for stock dividends, splits, mergers, and for certain other events.

     The warrants may be exercised upon surrender of the warrant certificate before the expiration date at the offices of Florida Coastline Community Group. The warrant certificate must be accompanied by the subscription form attached to the warrant and payment of the full exercise price for the number of warrants being exercised.

     Florida Coastline Community Group has reserved sufficient shares of common stock for issuance upon exercise of the warrants. The reserved shares are not included in the registration statement of which this prospectus is a part.

     No holder of any warrant will be entitled to vote, receive dividends or be deemed the holder of common stock for any purpose until the warrant has been exercised and the common stock purchased upon the exercise of the warrant has been delivered.

                            ANTI-TAKEOVER PROVISIONS

     Florida Coastline Community Group's board of directors may authorize the issuance of additional shares of common stock or preferred stock without further action by Florida Coastline Community Group shareholders, unless such action is required in a particular case by applicable laws or regulation. The authority to issue additional common stock or preferred stock provides Florida Coastline Community Group with the flexibility necessary to meet its future needs without the delay resulting from seeking shareholder approval. The unissued common stock or preferred stock may be issued from time to time for any corporate purposes, including without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions and public and private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of Florida Coastline Community Group.

     In addition, the sale of a substantial number of shares of common stock or preferred stock to persons who have an understanding with Florida Coastline Community Group concerning the voting of such shares, or the distribution or dividend of common stock or preferred stock or right to receive such shares to Florida Coastline Community Group's shareholders, may have the effect of discouraging or otherwise increasing the cost of unsolicited attempts to acquire control of Florida Coastline Community Group. Further, because Florida Coastline Community Group's board has the power to determine the voting, conversion or other rights of the preferred stock, the issuance of a series of preferred stock to persons friendly to management could effectively discourage or preclude consummation of a change in control transaction or have the effect of maintaining the position of Florida Coastline Community Group's incumbent management. Florida Coastline Community Group does not currently have any plans or commitments to use its authority to effect any such issuance, but reserves the right to take any action that the board of directors deems to be in the best interests of Florida Coastline Community Group and its shareholders.

     Florida Coastline Community Group is subject to Florida law which may deter or frustrate unsolicited attempts to acquire certain Florida corporations. These statutes, commonly referred to as the "Control Share Act" and the "Fair Price Act," apply to most public corporations organized in Florida unless the corporation has specifically elected to opt out of such provisions. Florida Coastline Community Group has elected to opt out of these provisions.

                               BOARD OF DIRECTORS

     The initial board of directors of Florida Coastline Community Group consists of nineteen directors.

COMMITTEES OF THE BOARD OF DIRECTORS

     The board of directors will establish various working committees of its members. Committees will meet routinely and will report directly to the entire board of directors. The committees of the board will include:

  Asset-Liability Management Committee

     Responsible for:

     - overall investment strategy, including liquidity and risk management;

     - monitoring deposit level trends and pricing;

     - monitoring asset level trends and pricing;

     - portfolio investment decisions; and

     - establishing appropriate levels of insurance.

  Audit, Compliance and Community Reinvestment Act Committee

     Responsible for:

     - insuring the board receives objective information regarding policies, procedures and controls of Florida Coastline National Bank including auditing, accounting, internal accounting controls, financial reporting;

     - recommending the appointment of an independent auditor on an annual basis;

     - reviewing independent auditors' report and management's response;

     - reviewing all reports from regulatory authorities and management's response;

     - establishing independent review and audits;

     - insuring Florida Coastline National Bank is in full compliance with all pertinent regulations and laws;

     - establishing an appropriate and independent testing program for compliance;

     - developing a proactive CRA program;

     - developing programs to insure compliance with Fair Lending Laws; and

     - establishing appropriate levels of insurance.

  Compensation Committee

     Responsible for:

     - establishing appropriate levels of compensation throughout Florida Coastline National Bank;

     - analyzing compensation levels on an annual basis;

     - recommending overall compensation increases and changes in benefits to the board for approval;

     - establishing policies with regard to compensation and benefits at Florida Coastline National Bank; and

     - recommending all compensation increases, benefit changes and bonuses for senior officers to the board for approval.

  Loan Committee

     Responsible for:

     - establishing, in conjunction with management, and approving all major policies and procedures pertaining to credit;

     - establishing a loan approval system;

     - reviewing all loans in excess of specific amounts determined in policies and procedures;

     - reviewing all past due reports, rated loan reports, real estate owned, non-accrual reports, and other indicators of overall loan portfolio quality;

     - assuring adequate funding of the loan loss reserve exists; and

     - handling other matters pertaining to the credit function, such as yields and loan concentrations.

     LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Florida Business Corporation Act authorizes a corporation to indemnify its directors and officers against liabilities which they may incur by virtue of their relationship with the company. A corporation may indemnify any director, officer, employee or agent against judgments, fines, penalties, amounts paid in settlement, and expenses incurred in any pending, threatened or completed civil, criminal, administrative, or investigative proceeding, except an action by the corporation, against him in his capacity as a director, officer, employee, or agent of the corporation, or another corporation if serving in such capacity at the corporation's request if he:

     - acted in good faith;

     - acted in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation; and

     - with respect to a criminal action, had no reasonable cause to believe his conduct was unlawful.

     Furthermore, a corporation may indemnify any director, officer, agent or employee against expenses incurred in defense or settlement of any proceeding brought by the corporation against him in his capacity as a director, officer, employee or agent of the corporation, or another corporation if serving in such capacity at the corporation's request, if he:

     - acted in good faith;

     - acted in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation; and

     - is not adjudged to be liable to the corporation unless the court finds that he is nevertheless reasonably entitled to indemnity for expenses which the court deems proper. A corporation must repay the expenses of any director, officer, employee or agent who is successful on the merits of an action against him in his capacity as such.

     A Florida corporation is authorized to make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, except for acts or omissions which constitute:

     - a violation of the criminal law unless the individual had reasonable cause to believe it was lawful;

     - a transaction in which the individual derived an improper personal benefit;

     - in the case of a director, a circumstance under which the provisions of the Florida Business Corporation Act related to payment of dividends or other distributions or repurchases of shares in violation of such act are applicable; or

     - willful misconduct or a conscious disregard for the best interest of the corporation in a proceeding by the corporation, or a shareholder of the corporation.

     A Florida corporation also is authorized to purchase and maintain liability insurance for its directors, officers, employees and agents.

     Florida Coastline Community Group's articles of incorporation and bylaws provide that it shall indemnify each of its directors and officers to the fullest extent permitted by law, and that the indemnity will include advances for expenses and costs incurred by such director or officer related to any action in regard to which indemnity is permitted. Florida Coastline Community Group has purchased directors' and officers' liability insurance covering its directors and officers against expenses and liabilities arising from actions to which they may become subject by reason of having served in such role. Such insurance is subject to the coverage amounts, exceptions, deductibles and other conditions set forth in the policy. There is no assurance that Florida Coastline Community Group will be able to maintain liability insurance for its directors and officers. Ordinarily, such policies do not cover liability arising under the securities laws.

     Florida Coastline Community Group has entered into indemnification agreements with each of its directors. Pursuant to such agreements Florida Coastline Community Group will indemnify each director to the full extent allowed, authorized or not prohibited by Florida Statutes Section 607.0850 covering indemnification of directors, officers, employees and agents. The agreements are intended to indemnify the directors against liability arising from their acts or omissions in such capacity in as broad a manner as is possible under current law.

     Florida Statutes Section 607.0831 limits the liability of directors. Florida Coastline Community Group's directors shall not be personally liable to Florida Coastline Community Group or its stockholders for monetary damages for the breach of the duty of care or any other duty owed to Florida Coastline Community Group as a director, unless the breach of or failure to perform those duties constitutes: (i) a violation of criminal law, unless the director had reasonable cause to believe that his conduct was lawful, or had no reasonable cause to believe that his conduct was unlawful; (ii) a transaction from which the director received an improper personal benefit; (iii) for unlawful corporate distributions; (iv) an act or omission which involves a conscious disregard for the best interests of the corporation or which involves willful misconduct; or
(v) an act of recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers, or controlling persons of Florida Coastline Community Group pursuant to the above provisions, or otherwise, Florida Coastline Community Group has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                               LEGAL PROCEEDINGS

     There are no material legal proceedings or proceedings of any governmental authority pending or known to us to be contemplated to which Florida Coastline Community Group or Florida Coastline National Bank is a party, of which any of their properties are subject, or in which any director, officer or affiliate, principal security holder or any associate of any of the foregoing is a party or has an interest adverse to Florida Coastline Community Group or Florida Coastline National Bank.

                                 LEGAL MATTERS

     The legality of the shares of common stock being offered hereby will be passed upon for Florida Coastline Community Group by Bischoff & Associates, P.A. of Miami, Florida which is acting as counsel for Florida Coastline Community Group.

     Legal matters will be passed upon for Allen C. Ewing & Co., Jacksonville, Florida by placement agent's counsel Smith, Mackinnon, Greeley, Bowdoin, Edwards, Brownlee & Marks, P.A.

                                    EXPERTS


     The financial statements of Florida Coastline Community Group, Inc. as of January 31, 2001 and December 31, 2000 and for the period from June 28, 2000 to December 31, 2000 included in this prospectus have been audited by Morrison, Brown, Argiz & Company, independent auditors, as stated in their report dated March 8, 2001, which is included herein. The financial statements have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

     We intend to give to our shareholders annual reports containing financial statements audited and reported upon by our independent public accounting firm and we intend to make available quarterly reports for the first three quarters of each year containing unaudited interim financial information.

     We have filed a registration statement, as amended, with the SEC under the Securities Act with respect to the common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus contains brief descriptions and does not contain all the information set forth in the registration statement and can be examined without charge at the public reference facilities of the SEC located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at the Northeast Regional Office of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048; the Midwest Regional Office of the Commission, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; or at the Pacific Regional Office of the Commission at 5670 Wilshire Blvd., 11th Floor, Los Angeles, CA 90036, at prescribed rates. In addition, the SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including Florida Coastline Community Group, We will provide, without charge and upon request, a copy of the information that is incorporated by reference in the prospectus.

     Such request shall be directed to Florida Coastline Community Group either at its initial address at 8720 North Kendall Drive, Suite 114, Miami, Florida 33156 or at its initial telephone number at (305) 595-2828. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement summarize the provisions of such contract or other document which are deemed material. However, such summaries are, of necessity, brief descriptions and are not necessarily complete; each such statement is qualified by reference to such contract or document. The summaries do however disclose all material information.

                    FLORIDA COASTLINE COMMUNITY GROUP, INC.


                         (A DEVELOPMENT STAGE COMPANY)



                              FINANCIAL STATEMENTS



                               MARCH 31, 2001 AND

                               DECEMBER 31, 2000

                    FLORIDA COASTLINE COMMUNITY GROUP, INC.


                         (A DEVELOPMENT STAGE COMPANY)



                              FINANCIAL STATEMENTS



                               TABLE OF CONTENTS



INDEPENDENT AUDITOR'S REPORT................................        F-2
BALANCE SHEETS..............................................        F-3
STATEMENTS OF OPERATIONS....................................        F-4
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY...............        F-5
STATEMENTS OF CASH FLOWS....................................        F-6
NOTES TO FINANCIAL STATEMENTS...............................  F-7 - F-11

                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors


Florida Coastline Community Group, Inc.



     We have audited the accompanying balance sheet of Florida Coastline Community Group, Inc. (a development stage company) (the "Company") as of December 31, 2000, and the related statements of operations, changes in stockholders' equity, and cash flows for the period from June 28, 2000 (inception) to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.



     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Florida Coastline Community Group, Inc. as of December 31, 2000, and the results of its operations and its cash flows for the period from June 28, 2000 (inception) to December 31, 2000, in conformity with generally accepted accounting principles.



     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in NOTE 1 to the financial statements, the Company has no operations, has continuing losses and is dependent upon its organizers to fund continuing expenses until such time as operations commence. Those conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plan to raise additional capital is described in NOTE 7. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



MORRISON, BROWN, ARGIZ & COMPANY


Certified Public Accountants


Miami, Florida


March 8, 2001

                    FLORIDA COASTLINE COMMUNITY GROUP, INC.


                         (A DEVELOPMENT STAGE COMPANY)



                                 BALANCE SHEETS



                                                               MARCH 31,    DECEMBER 31,
                                                                 2001           2000
                                                              -----------   ------------
                                                              (UNAUDITED)
ASSETS
Current asset -- cash under repurchase agreement............  $    44,871   $   101,151
Other assets -- deferred registration costs.................       21,683        12,994
                                                              -----------   -----------
                                                              $    66,554   $   114,145
                                                              ===========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accrued legal fees........................................  $    40,807   $    25,467
                                                              -----------   -----------
STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value, 2,000,000 shares
     authorized; none issued................................           --            --
  Common stock, $.01 par value, 10,000,000 shares
     authorized; 151,050 shares issued and outstanding......        1,511         1,511
  Capital in excess of par value............................    1,518,489     1,518,489
  Stock subscription receivable.............................   (1,125,500)   (1,215,500)
  Deficit accumulated during the development stage..........     (368,753)     (215,822)
                                                              -----------   -----------
       STOCKHOLDERS' EQUITY.................................       25,747        88,678
                                                              -----------   -----------
                                                              $    66,554   $   114,145
                                                              ===========   ===========



   The accompanying notes are an integral part of these financial statements.

                    FLORIDA COASTLINE COMMUNITY GROUP, INC.


                         (A DEVELOPMENT STAGE COMPANY)



                            STATEMENTS OF OPERATIONS



                                                                                           CUMULATIVE
                                                                                              FROM
                                                       THREE MONTH     JUNE 28, 2000     JUNE 28, 2000
                                                       PERIOD ENDED    (INCEPTION) TO    (INCEPTION) TO
                                                        MARCH 31,       DECEMBER 31,       MARCH 31,
                                                           2001             2000              2001
                                                       ------------    --------------    --------------
                                                       (UNAUDITED)                        (UNAUDITED)
INTEREST INCOME......................................   $   1,336        $   3,981         $   5,317
ADMINISTRATIVE EXPENSES..............................    (154,267)        (219,803)         (374,070)
                                                        ---------        ---------         ---------
  NET LOSS...........................................   $(152,931)       $(215,822)        $(368,753)
                                                        =========        =========         =========
BASIC AND DILUTED NET LOSS PER SHARE.................   $   (1.01)       $   (1.43)
                                                        =========        =========



   The accompanying notes are an integral part of these financial statements.

                    FLORIDA COASTLINE COMMUNITY GROUP, INC.


                         (A DEVELOPMENT STAGE COMPANY)



                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


    FOR THE PERIOD FROM JUNE 28, 2000 (DATE OF INCEPTION) TO MARCH 31, 2001



                                                     COMMON STOCK
                                                   ----------------                                  DEFICIT
                                                      ISSUED AND                                   ACCUMULATED
                                                     OUTSTANDING      CAPITAL IN       STOCK       DURING THE
                                                   ----------------   EXCESS OF    SUBSCRIPTIONS   DEVELOPMENT
                                                   SHARES    AMOUNT   PAR VALUE     RECEIVABLE        STAGE        TOTAL
                                                   -------   ------   ----------   -------------   -----------   ---------
Balances -- June 28, 2000........................       --   $  --    $       --    $        --     $      --    $      --
Initial issuance of common stock - June 28,
  2000...........................................  155,550   1,556     1,553,944     (1,215,500)           --      340,000
Cancellation of stock............................   (4,500)    (45)      (35,455)            --            --      (35,500)
Net loss.........................................       --      --            --             --      (215,822)    (215,822)
                                                   -------   ------   ----------    -----------     ---------    ---------
Balances -- December 31, 2000....................  151,050   1,511     1,518,489     (1,215,500)     (215,822)      88,678
Collection of stock subscriptions receivable.....       --      --            --         90,000            --       90,000
Net loss.........................................       --      --            --             --      (152,931)    (152,931)
                                                   -------   ------   ----------    -----------     ---------    ---------
Balances -- March 31, 2001(Unaudited)............  151,050   $1,511   $1,518,489    $(1,125,500)    $(368,753)   $  25,747
                                                   =======   ======   ==========    ===========     =========    =========



   The accompanying notes are an integral part of these financial statements.

                    FLORIDA COASTLINE COMMUNITY GROUP, INC.


                         (A DEVELOPMENT STAGE COMPANY)



                            STATEMENTS OF CASH FLOWS



                                                                                             CUMULATIVE
                                                                                                FROM
                                                           THREE MONTH    JUNE 28, 2000    JUNE 28, 2000
                                                           PERIOD ENDED   (INCEPTION) TO   (INCEPTION) TO
                                                            MARCH 31,      DECEMBER 31,      MARCH 31,
                                                               2001            2000             2001
                                                           ------------   --------------   --------------
                                                           (UNAUDITED)                      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss.................................................   $(152,931)      $(215,822)       $(368,753)
                                                            ---------       ---------        ---------
Adjustments to reconcile net loss to net cash used in
  operating activities:
     Increase in deferred offering costs.................      (8,689)        (12,994)         (21,683)
     Accrued expenses....................................      15,340          25,467           40,807
                                                            ---------       ---------        ---------
          TOTAL ADJUSTMENTS..............................       6,651          12,473           19,124
                                                            ---------       ---------        ---------
          NET CASH USED IN OPERATING
            ACTIVITIES...................................    (146,280)       (203,349)        (349,629)
                                                            ---------       ---------        ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock.................................          --         340,000          340,000
Cancellation of shares...................................          --         (35,500)         (35,500)
Collection of stock subscriptions receivable.............      90,000              --           90,000
                                                            ---------       ---------        ---------
          NET CASH PROVIDED BY FINANCING ACTIVITIES......      90,000         304,500          394,500
                                                            ---------       ---------        ---------
NET INCREASE (DECREASE) IN CASH..........................     (56,280)        101,151           44,871
CASH AND CASH EQUIVALENTS -- BEGINNING OF
  PERIOD.................................................     101,151              --               --
                                                            ---------       ---------        ---------
CASH AND CASH EQUIVALENTS -- END OF
  PERIOD.................................................   $  44,871       $ 101,151        $  44,871
                                                            =========       =========        =========



   The accompanying notes are an integral part of these financial statements.

                    FLORIDA COASTLINE COMMUNITY GROUP, INC.


                         (A DEVELOPMENT STAGE COMPANY)



                         NOTES TO FINANCIAL STATEMENTS


        MARCH 31, 2001 AND DECEMBER 31, 2000 (UNAUDITED WITH RESPECT TO


          INFORMATION AS OF AND FOR THE PERIODS ENDED MARCH 31, 2001)



NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



(A) GENERAL



     Florida Coastline Community Group, Inc. (the "Company") is a development stage enterprise and was incorporated on June 28, 2000 in the State of Florida. The Company plans to apply for approval from the Board of Governors of the Federal Reserve System ("Board of Governors") to become a one-bank holding company and plans to incorporate a Florida Coastline National Bank (the "Bank"). The operations of the Company, which are expected to consist solely of the ownership of the Bank, have not commenced as of March 31, 2001. The accounting policies of the Company are in accordance with generally accepted accounting principles and conform to the standards applicable to development stage companies. The Company has adopted December 31 as its fiscal year end.



(B) GOING CONCERN



     The Company has not commenced operations, has incurred continuing losses and is dependent upon its organizers to fund continuing expenses until such time as operations commence. The Company's ability to commence operations is dependent upon obtaining regulatory approval and adequate financial resources through a contemplated public offering, or otherwise, as described in NOTE 7. If unsuccessful, the Company may be unable to continue in its present form. The financial statements do not include any adjustments relating to the realization, recoverability and classification of assets or the amount, satisfaction and classification of liabilities that might result should the Company be unable to continue as a going concern.



(C) CASH EQUIVALENTS



     The Company considers amounts in overnight cash repurchase agreements to be cash equivalents (NOTE 5).



(D) ESTIMATES



     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



(E) DEFERRED OFFERING COSTS



     Costs related to the Company's proposed registration and sale of its common stock have been deferred (NOTE 7). Upon completion of the stock offering, these costs will be charged against paid-in capital. Should the offering be unsuccessful, these deferred costs will be charged against operations.



(F) INCOME TAXES



     The Company accounts for income taxes under the method prescribed by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"). Under FAS 109, deferred taxes are recorded based upon differences between the financial statement and tax bases of assets and liabilities and available tax loss carryovers.

                    FLORIDA COASTLINE COMMUNITY GROUP, INC.


                         (A DEVELOPMENT STAGE COMPANY)



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)



(G) ORGANIZATIONAL EXPENSES



     The Company has adopted Statement of Position 98-5, "Reporting on Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5 requires the Company to expense costs of start-up activities, including organizational costs, as incurred.



(H) LOSS PER SHARE



     The net loss per share is computed by dividing the net income or loss for the period by the weighted average number of shares outstanding for the period plus the dilutive effect of outstanding common stock options and warrants considered to be common stock equivalents. Basic and diluted earnings per share amounts are equal because the Company has a net loss and stock options and other common stock equivalents are excluded from the net loss per share calculations as their effect would be antidilutive. The weighted average number of shares used to compute earnings per share was 151,050 shares. The shares are considered to be outstanding during all periods reported.



(I) INTERIM FINANCIAL INFORMATION



     The financial statements as of and for the periods ended March 31, 2001 are unaudited. In the opinion of management such financial statements contain all adjustments (consisting solely of normally recurring adjustments) to make them conform with generally accepted accounting principals. The results for the periods ended March 31, 2001 are not necessarily indicative of results to be achieved for the full fiscal year.



NOTE 2 -- ORGANIZATION



     On January 31, 2001, the organizers of the Company filed an application for authority to form a national-chartered bank with the Office of the Comptroller of the Currency. The approval of this application is contingent upon certain conditions being met. These conditions include, among other things, the establishment of total capital accounts of not less than $7.5 million, with not less than $3 million allocated to common capital, after all organizational and pre-opening expenses. In addition, the Board of Governors of the Federal Reserve System must approve the Company's application to acquire the stock of the Bank as a registered bank holding company.



NOTE 3 -- RELATED PARTIES



     The Company has appointed one of its organizers as its Chairman, President and Chief Executive Officer.



NOTE 4 -- INCOME TAXES



     The approximate tax effect of the temporary differences which comprise the deferred tax asset is as follows:



                                                              MARCH 31,    DECEMBER 31,
                                                                2001           2000
                                                              ---------    ------------
Amortization of startup/organizational costs, and net
  operating losses..........................................  $ 138,000      $ 72,000
Less valuation allowance....................................   (138,000)      (72,000)
                                                              ---------      --------
Net deferred tax asset......................................  $      --      $     --
                                                              =========      ========



     Since the Company has no past earnings and due to the uncertain nature of the ultimate realization of the deferred tax asset, the Company has established a full valuation allowance and will recognize this asset only as

                    FLORIDA COASTLINE COMMUNITY GROUP, INC.


                         (A DEVELOPMENT STAGE COMPANY)



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



NOTE 4 -- INCOME TAXES -- (CONTINUED)



reassessment demonstrates it is realizable. Ultimate realization is dependent upon future earnings. While the need for this valuation allowance will be subject to periodic review, if the allowance is reduced, the tax benefit of the carryforward will be recorded in future operations as a reduction of the Company's income tax expense.



     The Company has no tax expense for the periods, which differs from the statutory rate of 34% of the pre-tax loss, due to the deferred tax effect of amortizing startup costs for tax purposes versus expensing them for financial reporting purposes and the related valuation allowance.



NOTE 5 -- CONCENTRATIONS OF CREDIT RISK



     The Company engages in overnight repurchase agreements whereby the cash balance in the Company's demand deposit account at the end of each day is transferred to a repurchase account within Republic Security Bank. The repurchase agreement pays interest at .5% below the Federal Home Loan Bank rate (4.6% at March 31, 2001 and 6.1% at December 31, 2000). The repurchase agreement is collateralized by a pledge of U.S. government or U.S. government agency securities. The Company does not take possession of the collateral. At March 31, 2001, and December 31, 2000 the Company's entire cash balance was in a repurchase agreement which was remitted to the Company on April 1, 2001 and January 1, 2001, respectively.



     Substantially all of the Bank's loans are expected to be to businesses and individuals in the Miami-Dade County, Florida area. Any decline in the economy of this area could have an adverse impact on the Bank. Although the Bank does not plan to make foreign loans or investments, the economy of the City of Miami and Miami-Dade County is based, in a significant part, on international trade and investment and international tourism, particularly with respect to Latin America. The economies and governments of Latin America have historically been, and continue to be, fragile and volatile.



NOTE 6 -- COMMITMENTS



     The Bank has an option to lease bank facilities under an operating lease. The Company has been paying the option payments during the organizational period. The option is valid from December 1, 2000 through May 31, 2001 and may be extended through December 31, 2001 through written notice to the landlord prior to May 15, 2001. The Company expects to invest approximately $250,000 in leasehold improvements for the Bank. The expected future minimum rental commitment under the lease will be approximately $95,000 per year. Option payments under this agreement were $12,110, $8,073 and $20,183 for the three months ended March 31, 2001, the period from June 28, 2000 (inception) through December 31, 2000 and for the cumulative period from June 28, 2000 (inception) through March 31, 2001, respectively.



NOTE 7 -- STOCKHOLDERS' EQUITY



(A) COMMON STOCK OUTSTANDING



     The authorized capital stock of the Company presently consists of 10,000,000 shares of common stock, par value $.01 per share, and 2,000,000 shares of preferred stock, par value $.01 per share. As of March 31, 2001, the Company has sold 151,050 shares of common stock for an aggregate of $1,510,500, of which $385,000 was paid (net of $35,500 which was returned to three former organizers who had paid $45,000 for their stock) and $1,125,500 remains receivable. There were no shares of preferred stock issued or outstanding.



     The holders of common stock are entitled to one vote for each share of record held on all matters voted upon by stockholders. Each share of outstanding common stock is entitled to participate equally in any distribution of net assets made to the stockholders in liquidation, dissolution or winding down of the Company and is entitled to participate equally in dividends when and as declared by the Company's Board of Directors.

                    FLORIDA COASTLINE COMMUNITY GROUP, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 7 -- STOCKHOLDERS' EQUITY -- (CONTINUED)


     The Board of Directors is authorized to fix or alter the rights, preferences, privileges and restrictions of any wholly unissued series of preferred stock, including the dividend rights, original issue price, conversion rights, voting rights, terms of redemption, liquidation preferences, and the number of shares constituting any such series and the designation thereof and to increase or decrease the number of shares of such series subsequent to the issuance of shares of such series (but not below the number of shares then outstanding). The Board of Directors, without stockholder approval, can issue preferred stock, which could adversely affect the voting power of the stockholders of common stock.



(B) RECENT SALE OF UNREGISTERED SHARES



     The Company has received $385,000 for stock subscriptions from 19 organizers of the company. The proceeds of the subscriptions were received as follows:



                                                                              CUMULATIVE
                                                                             SUBSCRIPTIONS
                                                                              RECEIVABLE
DATE                                                    SHARES    DOLLARS       BALANCE
----                                                    -------   --------   -------------
July 2000.............................................  151,050   $ 42,500    $1,468,000
August 2000...........................................       --    232,500     1,235,500
October 2000..........................................       --     20,000     1,215,500
                                                        -------   --------
                                                        151,050    295,000     1,215,500
  January 2001........................................       --     90,000     1,125,500
                                                        -------   --------
                                                        151,050   $385,000    $1,125,500
                                                        =======   ========    ==========



     The proceeds of the private sale of stock to the organizers have been used to fund organizational costs incurred by the Company and the planned Bank.



(C) STOCK OPTION PLANS



     The Company has adopted the Florida Coastline Community Group, Inc. 2001 Incentive Stock Option Plan (the "ISOP"). The Company may issue under the terms of the ISOP, options to purchase common stock as either qualified or unqualified options (as those terms are used in the Internal Revenue Code). The total number of shares issuable under the ISOP is 100,000 shares which the Company has reserved for issuance under the ISOP. The ISOP provides for the grant of options at the discretion of a committee administering the ISOP. The option exercise price must be at least 100% (110% in the case of a holder of 10% or more of the common stock) of the fair market value of the stock on the date the option is granted. The options are exercisable by the holder thereof in full any time prior to the expiration. Options granted under the ISOP will expire ten years after the date the option is granted or five years in the case of options granted to the holders of more than 10% of the Company's stock.



     The Company plans to adopt an Outside Director Stock Option Plan (the "Outside Director Plan") subject to approval by the Company's stockholders at its next stockholders' meeting. The Outside Director Plan provides for the grant of options, at the discretion of the Board of Directors. Options granted under the Plan will have an exercise price equal to the fair market value (as defined) of the stock on the date the option is granted, but in no event less than $10. Options granted under the plan will be immediately exercisable in full by the holder thereof. Options are to be exercisable for a period of ten years from the date of grant. The Company has reserved 50,000 shares for issuance under the Outside Director Plan.

                    FLORIDA COASTLINE COMMUNITY GROUP, INC.


                         (A DEVELOPMENT STAGE COMPANY)



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



NOTE 7 -- STOCKHOLDERS' EQUITY -- (CONTINUED)



(D) WARRANT PLAN



     The Company has offered its organizers 75,000 warrants to purchase the common stock of the Company at $10 per share in connection with the initial sale of stock to its organizers. The warrants will be exercisable upon the first anniversary of the opening of the Bank and will remain exercisable for a period of ten years. The Company has reserved 75,000 shares of common stock for issuance pursuant to the exercise of any warrants to be granted.



(E) PROPOSED SALE OF COMMON SHARES



     The Company plans to offer a minimum of 750,000 and a maximum of 850,000 shares of its common stock to the public. The price per share is expected to be $10. The Company expects to incur approximately $450,000 in offering costs relating to placement agent fees for the offering. The Company's escrow agent will hold $7,500,000 of the offering proceeds for the Bank's capital (NOTE 2).



NOTE 8 -- EMPLOYMENT AGREEMENT



     The Company entered into an employment agreement with its President in June 2000 for a five year term. Under this agreement, the Company pays the President a base annual salary of $140,000. During the organizational period, the President is being paid $10,000 per month. Compensation expense paid to the Company's president was $20,000, $93,000 and $113,000 for the three months ended March, 2001, the period from June 28, 2000 (inception) through December 31, 2000 and for the cumulative period from June 28, 2000 (inception) through March 31, 2001, respectively. The President will receive a bonus of 5% of the Bank's pre-tax income up to a maximum of the President's base salary for each year.



     Additionally, the employment agreement provides that the Company will purchase an existing $1,000,000 single premium split dollar life insurance policy on the President's life for $192,333 at the time the Bank commences operations. This insurance policy is currently owned by the President pursuant to a deferred compensation agreement.



     The Company is committed to grant the President options to purchase 3.5% of the number of shares offered to the public, at the public offering share price pursuant to the Company's Incentive Stock Option Plan. The options vest in 20% increments per year starting in the year the Bank opens and on each of the next four anniversaries of the Bank's opening. Options so granted will be exercisable for a period of ten years from the date granted.

------------------------------------------------------
------------------------------------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION.

     WE ARE NOT OFFERING THE COMMON STOCK IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

     WE REPRESENT THE ACCURACY OF THE INFORMATION IN THIS PROSPECTUS ONLY AS OF THE DATE SET FORTH ON THE COVER PAGE.

     UNTIL           , 2001, ALL DEALERS EFFECTING TRANSACTIONS IN THESE
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS A DEALER AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                            ------------------------

                               TABLE OF CONTENTS


Prospectus Summary...................     1
Risk Factors.........................     5
Forward-Looking Statements...........     9
Terms of the Offering................    10
Plan of Distribution.................    12
Use of Proceeds......................    15
Dividend Policy......................    16
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................    17
Business Plan of Florida Coastline
  Community Group....................    18
Business Plan of Florida Coastline
  National Bank......................    19
Supervision and Regulation...........    24
Management...........................    29
Security Ownership of Certain
  Beneficial Owners and Management...    33
Certain Transactions.................    36
Description of Capital Stock.........    36
Anti-Takeover Provisions.............    37
Board of Directors...................    38
Limitations on Liability and
  Indemnification of Officers and
  Directors..........................    39
Legal Proceedings....................    40
Legal Matters........................    40
Experts..............................    41
Additional Information...............    41
Index to Financial Statements........   F-1


------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------

                                 850,000 SHARES


                                    FLORIDA
                                   COASTLINE
                                   COMMUNITY
                                  GROUP, INC.

                    ----------------------------------------

                            COMMON STOCK PROSPECTUS
                    ----------------------------------------

                              ALLEN C. EWING & CO.

                                          , 2001

------------------------------------------------------
------------------------------------------------------

               PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF OFFICERS AND DIRECTORS


     As provided under Florida law, Florida Coastline Community Group's directors shall not be personally liable to Florida Coastline Community Group or its stockholders for monetary damages for the breach of duty of care or any other duty owed to Florida Coastline Community Group as a director, unless the breach of or failure to perform those duties constitutes: (i) a violation of criminal law, unless the director had reasonable cause to believe that his conduct was lawful, or had no reasonable cause to believe that his conduct was unlawful; (ii) a transaction from which the director received an improper personal benefit; (iii) for unlawful corporate distributions; (iv) an act or omission which involves a conscious disregard for the best interests of the Corporation or which involves willful misconduct; or (v) an act of recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.


     Florida Coastline Community Group's articles of incorporation and bylaws provide that Florida Coastline Community Group shall indemnify each of its directors and officers to the fullest extent permitted by law, and that the indemnity will include advances for expenses and costs incurred by such director or officer related to any action in regard to which indemnity is permitted. Florida Coastline Community Group has purchased directors' and officers' liability insurance covering its directors and officers against expenses and liabilities arising from certain actions to which they may become subject by reason of having served in such role. Additionally, Florida Coastline Community Group has entered into indemnification agreements with each of its directors.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     The following table sets forth all expenses expected to be incurred in connection with the issuance and distribution of the securities being registered, other than Allen C. Ewing & Co.'s discounts and commissions, if any. All of the amounts shown are estimated of the registration fees of the SEC.


SEC Registration Fees.......................................  $ 2,500.00
Blue Sky Registration Fees and Expenses.....................    2,000.00
Legal Fees and Expenses.....................................   50,000.00
NASD Filing Fees............................................    1,500.00
Accounting Fees.............................................   10,595.00
Printing Expenses...........................................   20,000.00
Advertising.................................................    4,500.00
                                                              ----------
          Total.............................................  $91,095.00
                                                              ==========

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES


     Florida Coastline Community Group, Inc. sold 50 shares of common stock to Hans C. Mueller at a price per share of $10.00 on June 28, 2000 for the sole purpose of incorporating Florida Coastline Community Group, Inc. Florida Coastal Community Group, Inc. claimed exemption from registration of these securities under Section 4(2) of the Securities Act of 1933 as a transaction by an issuer not involving any public offering. Additionally Florida Coastline Community Group, Inc. sold 151,000 shares of common stock to its organizers/directors in a private placement for the purpose of organizing the Company and providing funds for the organizational expenses of the Company and the Bank. The Company claimed exemption from registration of these securities under Section 4(2) of the Securities Act of 1933 as a transaction by an issuer not involving any public offering.

ITEM 27.  EXHIBITS

     The following exhibits are filed as part of this registration statement:


EXHIBIT
NUMBER                        DESCRIPTION OF EXHIBIT
-------                       ----------------------
 *1.1      Form of Escrow Agreement between Florida Coastline Community
           Group, Inc. and Independent Bankers' Bank of Florida
 1.1(a)    Form of Escrow Agreement between Florida Coastline Community
           Group, Inc. and Independent Bankers' Bank of Florida, as amended
 *3.1      Amended and Restated Articles of Incorporation of Coastline
           Community Group, Inc. filed on March 9, 2001
 *3.2      Bylaws of Florida Coastline Community Group, Inc. adopted
           June 28, 2000
 *4.1      Form of Specimen Common Stock Certificate
 *4.2      Form of Warrant Plan adopted by Florida Coastline Community
           Group, Inc. on March 8, 2001
 4.2(a)    Form of Warrant Plan adopted by Florida Coastline Community
           Group, Inc. on March 8, 2001, as amended
 *4.3      Form of 2001 Incentive Stock Option Plan and Agreement
           adopted by Florida Coastline Community Group, Inc. on March
           8, 2001
 4.3(a)    Form of 2001 Incentive Stock Option Plan and Agreement
           adopted by Florida Coastline Community Group, Inc. on March
           8, 2001, as amended
 *4.4      Form of Outside Director Stock Option Plan adopted by
           Florida Coastline Community Group, Inc. on March 8, 2001
 *4.5      Form of Indemnification Agreement by and between Florida
           Coastline Community Group, Inc. and the Directors of Florida
           Coastline Community Group, Inc. dated March 8, 2001
  5.1      Opinion of Bischoff & Associates, P.A.
*10.1+     Executive Employment Agreement between Florida Coastline
           Community Group, Inc., Florida Coastline National Bank and
           Hans C. Mueller and Addendum dated as of June 1, 2000
10.1(a)+   Amended and Restated Employment Agreement between Florida
           Coastline Community Group, Inc., Florida Coastline National
           Bank and Hans C. Mueller dated as of June 1, 2000
*10.2      Option to Lease between Florida Coastline Community Group,
           Inc. and MCH Properties, Inc. dated December 1, 2000
*10.3      Placement Agent Agreement with Allen C. Ewing & Co. dated
           September 29, 2000
 23.1      Consent of Bischoff & Associates, P.A. (included in Exhibit
           5.1 hereto)
 23.2      Consent of Morrison, Brown, Argiz & Company
*24.       Power of Attorney (included on the signature page to this
           registration statement)
*99.1      Form of Investor Subscription Agreement


---------------

+ Contracts with executive officers

*Filed on Registration Statement on Form SB-2 filed with the U.S. Securities and
 Exchange Commission on March 23, 2001


ITEM 28.  UNDERTAKINGS

     The Company, at the closing specified in the placement agreement, shall prepare stock certificates in such denominations and registered in such names as required by the Company to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, or controlling persons of Florida Coastline Community Group pursuant to the foregoing provisions, or otherwise, Florida Coastline Community Group has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by Florida Coastline Community Group of expenses incurred or paid by a director, officer or controlling person of Florida Coastline Community Group in the defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


     If the Company is registering securities under Rule 415 of the Securities Act, the Company will:



          1. File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:



             i. Include any prospectus required by section 10(a)(3) of the Securities Act;



             ii. Reflect in the prospectus any facts or events which, individually or together, represent fundamental change in the information in the registration statement; and Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filled with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.



          2. Include any additional or changed material information on the plan for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at the time to be the initial bona fide offering.



          3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, as amended, Florida Coastline Community Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this amendment on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on May 17, 2001.


                                          FLORIDA COASTLINE COMMUNITY
                                          GROUP, INC. (Registrant)

                                          By: /s/ Hans C. Mueller
                                            ------------------------------------
                                            Hans C. Mueller, Chairman
                                            President anr Chief Executive
                                              Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Hans C. Mueller as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him in his name, place, and stead in any and all capacities, to sign any and all amendments, including post effective amendments, to this registration statement, and to file same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.



/s/ Maria T. Alvarez                                   /s/ Juergen Eisermann
-----------------------------------------------------  -----------------------------------------------------
Maria T. Alvarez, Director                             Juergen Eisermann, M.D., Director

/s/ Lawrence Feldman                                   /s/ Patricia Greenberg
-----------------------------------------------------  -----------------------------------------------------
Lawrence Feldman, M.D., Director                       Patricia Greenberg, Director

/s/ Robert Harden                                      /s/ Linda Marraccini
-----------------------------------------------------  -----------------------------------------------------
Robert Harden, Director                                Linda Marraccini, M.D., Director

/s/ Tamas Kallos                                       /s/ James C. Merrill, III
-----------------------------------------------------  -----------------------------------------------------
Tamas Kallos, M.D., Director                           James C. Merrill, III

/s/ Duffield Matson                                    /s/ Kaye Pearson
-----------------------------------------------------  -----------------------------------------------------
Duffield Matson, Director                              Kaye Pearson

/s/ Hans C. Mueller                                    /s/ George Quintairos
-----------------------------------------------------  -----------------------------------------------------
Hans C. Mueller, Director                              George Quintairos, Esq., Director

/s/ Norman C. Powell                                   /s/ Steve Sapp
-----------------------------------------------------  -----------------------------------------------------
Norman C. Powell, Esq., Director                       Steve Sapp, Director

/s/ Mary Lou Rodon-Alvarez                             /s/ Stephen D. Taylor
-----------------------------------------------------  -----------------------------------------------------
Mary Lou Rodon-Alvarez, Esq., Director                 Stephen D. Taylor, Director

/s/ Jose Sirven                                        /s/ Hugh L. Wood
-----------------------------------------------------  -----------------------------------------------------
Jose Sirven, Esq., Director                            Hugh L. Wood, Esq., Director
/s/ Erik Van Ginkel
-----------------------------------------------------
Erik Van Ginkel, M.D., Director